    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 1, 2000
                                          REGISTRATION STATEMENT NO. 333-71807
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                        POST-EFFECTIVE AMENDMENT NO. 2 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                               ------------------


                        CORPORATE OFFICE PROPERTIES TRUST
             (Exact name of Registrant as specified in its charter)

                               ------------------

         Maryland             8815 Centre Park Drive             23-2947217
(State or other jurisdiction        Suite 400                  (IRS Employer
     of incorporation or      Columbia, Maryland 21045    Identification Number)
        organization)
                                  (410) 730-9092
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               ------------------

                               CLAY W. HAMLIN, III
                             Chief Executive Officer
                        Corporate Office Properties Trust
                             8815 Centre Park Drive
                                    Suite 400
                               Columbia, MD 21045
                                 (410) 730-9092
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                               ------------------



                                   Copies to:

         John F. Bales, Esq.                         John H. Gurley
     Morgan, Lewis & Bockius LLP         Senior Vice President & General Counsel
          1701 Market Street                Corporate Office Properties Trust
        Philadelphia, PA 19103              8815 Centre Park Drive, Suite 400
            (215) 963-5478                         Columbia, MD 21045
                                                     (410) 992-7247

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.
                               ------------------
      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
      If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /



THE REGISTRANT HEREBY REQUESTS THAT THIS POST-EFFECTIVE AMENDMENT NO. 2 BECOME EFFECTIVE, AS SOON AS PRACTICABLE, PURSUANT TO SECTION 8(C) OF THE SECURITIES ACT OF 1933.


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                        CORPORATE OFFICE PROPERTIES TRUST

                                  $218,750,000
                      COMMON SHARES OF BENEFICIAL INTEREST
                     PREFERRED SHARES OF BENEFICIAL INTEREST
                       WARRANTS TO PURCHASE COMMON SHARES
                      WARRANTS TO PURCHASE PREFERRED SHARES


            This prospectus pertains to the offer and sale by Corporate Office Properties Trust of one or more of its securities of the type identified above. Corporate Office Properties Trust is referred to in this prospectus as "we," "us" or "COPT."

            We may offer and sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $218,750,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement which will accompany this prospectus. This prospectus may not be used to sell these securities unless accompanied by a prospectus supplement. The prospectus supplement will contain specific information about the terms of the securities being offered at that time. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, including the documents we have referred to under the heading "Where You Can Find More Information," together with any additional information you may need to make your investment decision.

                               -------------------

            BEFORE INVESTING IN OUR SECURITIES, YOU SHOULD REVIEW THE SECTION OF THIS PROSPECTUS CALLED "RISK FACTORS" WHICH BEGINS ON PAGE 4.

                               -------------------

            We may sell the securities offered pursuant to this prospectus and the accompanying prospectus supplement to or through one or more underwriters or dealers or may sell the securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement.

                               -------------------


            THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS
            PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               -------------------

                 The date of this Prospectus is November 1, 2000.

                                TABLE OF CONTENTS

                                                                            PAGE


SUMMARY......................................................................3

OUR COMPANY..................................................................3

FORWARD-LOOKING STATEMENTS...................................................3

RISK FACTORS.................................................................4

USE OF PROCEEDS..............................................................9

RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED SHARE
      DIVIDENDS..............................................................9

DESCRIPTION OF SHARES.......................................................10

FEDERAL INCOME TAX MATTERS..................................................21

PLAN OF DISTRIBUTION........................................................31

EXPERTS.....................................................................32

LEGAL MATTERS...............................................................32

WHERE YOU CAN FIND MORE INFORMATION.........................................32

                                     SUMMARY

         THIS PROSPECTUS SUMMARY CALLS YOUR ATTENTION TO SELECTED INFORMATION IN THIS DOCUMENT, BUT IT DOES NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND US AND THE SECURITIES THAT MAY BE OFFERED THROUGH THIS PROSPECTUS, YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, ESPECIALLY THE "RISK FACTORS" SECTION AND THE DOCUMENTS WE REFER YOU TO IN THE SECTION CALLED "WHERE YOU CAN FIND MORE INFORMATION" BEGINNING ON PAGE 32.

                                   OUR COMPANY

         GENERAL. We are a fully-integrated and self-managed real estate investment trust ("REIT") that focuses principally on the ownership, management, leasing, acquisition and development of suburban office buildings located in select submarkets in the Mid-Atlantic region of the United States. As of June 30, 2000, we:

             o owned 81 suburban office properties in Maryland, Pennsylvania and New Jersey containing approximately 6.2 million rentable square feet;

             o    achieved a 96.7% occupancy rate on our properties;

             o had construction underway on four new buildings totaling approximately 321,000 square feet that were 44% pre-leased;

             o had development underway on four new buildings totaling approximately 403,000 square feet that were 52% pre-leased; and

             o owned options to purchase 74 acres of land contiguous to certain of our office properties from related parties.

         We conduct almost all of our operations through our operating partnership, Corporate Office Properties, L.P., a Delaware limited partnership, for which we are the managing general partner. Our operating partnership owns real estate both directly and through subsidiaries. Interests in our operating partnership are in the form of Common and Preferred Units. As of September 30, 2000, we owned approximately 66% of the outstanding Common Units and approximately 55% of the outstanding Preferred Units. The remaining Common and Preferred Units in our operating partnership were owned by third parties, which included certain of our officers and Trustees.

         We believe that we are organized and have operated in a manner that permits us to satisfy the requirements for taxation as a REIT under the Internal Revenue Code of 1986, as amended, and we intend to continue to operate in such a manner. If we qualify for taxation as a REIT, we generally will not be subject to Federal income tax on our taxable income that is distributed to our shareholders. A REIT is subject to a number of organizational and operational requirements, including a requirement that it currently distribute to its shareholders at least 95% of its annual taxable income (excluding net capital gains).

         Our executive offices are located at 8815 Centre Park Drive, Suite 400, Columbia, Maryland 21045 and our telephone number is (410) 730-9092.

                           FORWARD-LOOKING STATEMENTS

         THIS PROSPECTUS AND OUR DOCUMENTS INCORPORATED BY REFERENCE HEREIN CONTAIN "FORWARD-LOOKING" STATEMENTS, AS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, THAT ARE BASED ON OUR CURRENT EXPECTATIONS, ESTIMATES AND PROJECTIONS ABOUT FUTURE EVENTS AND FINANCIAL TRENDS AFFECTING THE FINANCIAL CONDITION OF THE BUSINESS. STATEMENTS THAT ARE NOT HISTORICAL FACTS, INCLUDING STATEMENTS ABOUT OUR BELIEFS AND EXPECTATIONS, ARE FORWARD-LOOKING STATEMENTS. THESE STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE, EVENTS OR RESULTS AND INVOLVE POTENTIAL RISKS AND UNCERTAINTIES. ACCORDINGLY, ACTUAL RESULTS MAY DIFFER MATERIALLY. WE UNDERTAKE NO OBLIGATION TO UPDATE PUBLICLY ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

         IMPORTANT FACTS THAT MAY AFFECT THESE EXPECTATIONS, ESTIMATES OR PROJECTIONS INCLUDE, BUT ARE NOT LIMITED TO: OUR ABILITY TO BORROW ON FAVORABLE TERMS; GENERAL ECONOMIC AND BUSINESS CONDITIONS, WHICH WILL, AMONG OTHER THINGS AFFECT OFFICE PROPERTY DEMAND AND RENTS, TENANT CREDITWORTHINESS, INTEREST RATES AND FINANCING AVAILABILITY; ADVERSE CHANGES IN THE REAL ESTATE MARKETS INCLUDING, AMONG OTHER THINGS, COMPETITION WITH OTHER COMPANIES; RISKS OF REAL ESTATE ACQUISITION AND DEVELOPMENT; GOVERNMENTAL ACTIONS AND INITIATIVES; ENVIRONMENTAL REQUIREMENTS; AND THE OTHER FACTORS DESCRIBED IN THIS PROSPECTUS UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 4.

                                  RISK FACTORS

   BEFORE YOU INVEST IN OUR SECURITIES, YOU SHOULD BE AWARE THAT THERE ARE VARIOUS RISKS. WE HAVE DESCRIBED FOR YOU BELOW SOME OF THE RISKS INVOLVED IN INVESTING IN THE SECURITIES WHICH MAY BE OFFERED UNDER THIS PROSPECTUS. A WORD OF CAUTION: THE LIST BELOW IS NOT A COMPLETE LIST. YOU SHOULD CAREFULLY CONSIDER EACH OF THESE FACTORS AND ALL OF THE INFORMATION BOTH IN THIS PROSPECTUS AND THE DOCUMENTS WE REFER YOU TO IN THE SECTION CALLED "WHERE YOU CAN FIND MORE INFORMATION" BEGINNING ON PAGE 32.

WE MAY INCUR PROBLEMS WITH OUR REAL ESTATE FINANCING

   GENERALLY. Our strategy is to operate with higher debt levels than most other REITs. Our organizational documents do not limit the amount of indebtedness that we may incur. Most of our properties have been mortgaged to collateralize indebtedness. In addition, we will rely on borrowings to fund some or all of the costs of new property acquisitions, capital expenditures and other items.

   As of June 30, 2000, our total outstanding debt was $436.7 million. Our debt to total market capitalization ratio was 56.5% based upon the closing per share market price for the Common Shares of $9.1875 on June 30, 2000. Total market capitalization is the sum of total debt plus the value of all outstanding Common Shares and Common Units at such market price and the total Preferred Shares and Preferred Units at their liquidation value.

   Payments of principal and interest on our debt may leave us with insufficient cash to operate our properties or pay distributions to our shareholders required to maintain our qualification as a REIT. We are also subject to the risks that:

     o We may not be able to refinance our existing indebtedness, or refinance on terms as favorable as the terms of our existing indebtedness;

     o Certain debt agreements of our Operating Partnership could restrict the ability of our Operating Partnership to make cash distributions to us, which could result in reduced distributions to our shareholders or the need to incur additional debt to fund distributions; and

     o If we are unable to pay our debt service on time, our lenders could foreclose on our properties securing such debt and in some cases other properties and assets which we own. A number of our loans are cross-collateralized, which means that separate groups of properties from our portfolio secure each of these loans. More importantly, almost all of our loans are cross-defaulted, which means that failure to pay interest or principal on any of our loans will create a default on certain of our other loans. In addition, if we are in default and the value of the properties securing a loan is less than the loan balance, the lender may require payment from our other assets.

   As of June 30, 2000, approximately 36.4% of our total debt had adjustable interest rates. Consequently, if short term interest rates were to rise, our debt service payments would increase, which would lower our net income and could decrease our distributions to our shareholders.

   WE MUST REFINANCE OUR MORTGAGE DEBT IN THE FUTURE. As of June 30, 2000, our scheduled debt payments over the next five calendar years, including maturities, are as follows:

                           2000  $121,049,000 (1)
                           2001   122,468,000 (2)(3)
                           2002    19,161,000 (4)
                           2003     3,531,000
                           2004    29,343,000

   (1) Includes $100.0 million maturity in October that was extended through October 2001. The loan may be extended for an additional one-year period, subject to certain conditions.
   (2) Includes $31.9 million maturity for four construction loan facilities that may be extended for a one-year period, subject to certain conditions.
   (3) Includes $2.6 million maturity for a construction loan facility that may be extended for a two-year period, subject to certain conditions.

   (4) Includes $3.7 million maturity for a construction loan facility that may be extended for a one-year period, subject to certain conditions.

   We do not expect our operations to generate enough cash flow to repay some or all of this debt without additional borrowings or new equity investment. If we cannot refinance, extend the debt due dates, or raise additional equity prior to the date when our debt matures, we would default on our existing debt.

WE RELY ON A FEW TENANTS FOR MOST OF OUR REVENUE

   As of June 30, 2000, ten tenants accounted for 44.1% of our annualized office rents. Two of these tenants accounted for approximately 22.1% of our total annualized office rents. Our largest tenant is the United States Federal government, two agencies of which lease space in 13 of our office properties. These leases represented approximately 14.9% of our total annualized office rents as of June 30, 2000. Generally, these government leases provide for one-year terms or provide for termination rights. The government may terminate its leases if, among other reasons, the Congress of the United States fails to provide funding. The Congress of the United States has appropriated funds for these leases through September of 2000 and, as of October 31, 2000, is considering appropriation measures for the period beginning October 1, 2000. We have not received any notice from any government tenant indicating that it intends to terminate its lease. The second largest tenant, Unisys Corporation, represented 7.2% of our total annualized office rents as of June 30, 2000 and 13.0% of our 1999 net operating income since Unisys pays all of its property operating expenses directly. Unisys occupies space in three of our office properties. If either the Federal government or Unisys fails to make rental payments to us, or if the Federal government elects to terminate several of its leases and the space cannot be re-leased on satisfactory terms, our financial performance and ability to make expected distributions to shareholders would be materially adversely affected.

OUR PROPERTIES ARE LOCATED MAINLY IN ONE REGION -- THE MID-ATLANTIC

   All of our properties are located in the Mid-Atlantic region of the United States and as of June 30, 2000, our office properties located in the Baltimore-Washington Corridor accounted for 63.4% of our annualized office rents. Consequently, we do not have a broad geographic distribution of our properties. As a result, a decline in the real estate market or economic conditions generally in the Mid-Atlantic region could have a material adverse affect on our operations.

THE LEVEL OF OUR SHAREHOLDER DISTRIBUTIONS COULD DECLINE

   We intend to make regular quarterly cash distributions to our shareholders. However, distribution levels depend on a number of factors, some of which are beyond our control.

   Our loan agreements contain provisions which could restrict future distributions. Our ability to sustain our current distribution level also will be dependent, in part, on other matters including continued property occupancy and profitability of tenants, the amount of future capital expenditures and expenses relating to our properties, the level of leasing activity and future rental rates, the strength of the commercial real estate market, competition, the costs of compliance with environmental and other laws, our corporate overhead levels, the amount of uninsured losses and our decisions whether to reinvest rather than distribute available cash.

   In addition, we can make distributions to the holders of our Common Shares only after we make preferential distributions to the holders of our Series A and B Preferred Shares. See "Description of Shares - Series A Preferred Shares" and "-Series B Preferred Shares" beginning on page 11 . We also would likely have to make prior distributions to third party holders of preferred units in our operating partnership. See "Description of Shares Operating Partnership Series C Preferred Units" on page 16.

A THIRD PARTY COULD HAVE DIFFICULTY IN SEEKING TO ACQUIRE CONTROL OF US

   CONSTELLATION'S COMMON SHARE OWNERSHIP AND OUR OWNERSHIP LIMITS ARE IMPORTANT FACTORS. As of September 30, 2000, Constellation Real Estate, Inc. owns approximately 43.5% of our outstanding Common Shares. Under our charter, two-thirds of the outstanding Common Shares must approve a merger, a sale of substantially all our assets, any amendment to our charter, the removal of a Trustee and the termination of COPT. Because Constellation Real Estate, Inc. owns more than one-third of our voting shares, it has the ability to veto any of those transactions, which could make it more difficult for any third party to acquire control of us. Such change of control could involve a premium over the market price for the Common Shares or other attributes that the shareholders may consider desirable. In addition, our charter limits ownership of our Common Shares by any single shareholder to 9.8% of the number of the outstanding Common Shares or 9.8% of the value of the outstanding Common Shares. We call these restrictions the "Ownership Limit." Our charter allows our Board of Trustees to exempt shareholders from the Ownership Limit, and the Board has exempted Constellation Real Estate, Inc. from the Ownership Limit.

   OUR CHARTER PROVIDES OTHER POTENTIAL DEFENSES. Subject to the requirements of the New York Stock Exchange, the Board of Trustees has the authority without shareholder approval to issue additional securities of COPT on terms that could delay, defer or prevent a change in control of COPT. In addition, our Board has the authority to reclassify any of our unissued Common Shares into Preferred Shares. The Board may issue Preferred Shares with such preferences, rights, powers and restrictions as the Board may determine.

   Our Board is divided into three classes of Trustees. The term of one class of the Trustees will expire each year, at which time a successor class is elected for a three-year term. Such staggered three-year terms make it more difficult for a third party to acquire control of us. See "Description of Shares--Classification of Board, Vacancies and Removal of Trustees" on page 19.

   THE MARYLAND BUSINESS STATUTES ALSO IMPOSE POTENTIAL RESTRICTIONS. Various Maryland laws may have the effect of discouraging offers to acquire us, even if the acquisition would be advantageous to shareholders. Our Bylaws exempt us from such laws, but our Board of Trustees can change our Bylaws at any time to make these provisions applicable to us. See "Description of Shares--Possible Antitakeover Effect of Certain Provisions of Maryland Law" on page 20.

OUR PERFORMANCE IS SUBJECT TO RISKS ASSOCIATED WITH THE REAL ESTATE INDUSTRY

   GENERALLY. We earn income from renting our properties. Our operating costs do not necessarily fluctuate in relation to changes in our rental revenue. This means our costs will not necessarily decline even if our revenues do. Also, our operating costs may increase while our revenues do not.

   For new tenants or upon lease expiration for existing tenants, we generally must make improvements and pay other tenant-related costs for which we may not receive increased rents. We also make building-related capital improvements for which tenants may not reimburse us.

   If our properties do not generate income sufficient to meet our operating expenses and capital costs, we may have to borrow additional amounts to cover these costs. In such circumstances, we would likely have lower profits or possibly incur losses. Moreover, there may be less or no cash available for distributions to our shareholders.

   OUR LEASE RENEWALS POSE CERTAIN UNCERTAINTIES. When leases expire at our properties, our tenants may not renew or may renew but on terms less favorable to us than the terms of the original lease. As of June 30, 2000, our scheduled lease expirations, as a percentage of total annualized rents for the next five calendar years, were:

                              2000            7.5%
                              2001            8.1%
                              2002           15.5%
                              2003           16.5%
                              2004           11.2%

   If a tenant leaves, we can expect to incur a vacancy for some period of time as well as higher capital costs than if a tenant renews. In either case, our net income and ability to make expected distributions to our shareholders could be adversely affected.

   COMPETITION MAY CAUSE DIFFICULTY IN OUR LEASING ACTIVITY. The commercial real estate market is highly competitive. Numerous commercial properties compete for tenants with our properties and our competitors are building additional properties in the markets in which our properties are located. Some of these competing properties may be newer or have more desirable locations than our properties. If the market does not absorb newly constructed space, market vacancies will increase and market rents may decline. As a result, we may have difficulty leasing space at our properties and we may be forced to lower the rents we charge on new leases to compete effectively.

   COMPETITION MAY CAUSE DIFFICULTY IN OUR STRATEGY OF ACQUIRING NEW PROPERTY. We compete for the purchase of commercial property with many entities, including other publicly traded commercial REITs. Many of our competitors have substantially greater financial resources than ours. In addition, our competitors may be willing to accept lower returns on their investments. If our competitors prevent us from buying the amount of properties that we have targeted for acquisition, we may not be able to meet our property acquisition and development goals.

   OUR DEVELOPMENT AND CONSTRUCTION ACTIVITIES POSE CERTAIN RISKS. Although the majority of our investments are in currently leased properties, to a lesser extent we also develop properties, including some which are not fully pre-leased. When we develop properties, we run the risks that development costs will exceed our budgets, that we will experience construction or development delays and that projected leasing will not occur.

   WE ARE SUBJECT TO POSSIBLE ENVIRONMENTAL LIABILITIES. We are subject to various Federal, state and local environmental laws. These laws can impose liability on property owners or operators for the costs of removal or remediation of certain hazardous substances released on a property, even if the property owner was not responsible for the release of the hazardous substances. The presence of hazardous substances on our properties may adversely affect occupancy and our ability to sell or borrow against those properties. In addition to the costs of government claims under environmental laws, private plaintiffs may bring claims for personal injury or similar reasons. Various laws also impose liability for the costs of removal or remediation of hazardous substances at the disposal or treatment facility. Anyone who arranges for the disposal or treatment of hazardous substances at such a facility is potentially liable under such laws. These laws often impose liability whether or not the facility is or ever was owned or operated by such person.

   WE CANNOT SELL OUR PROPERTIES QUICKLY. Equity real estate investments like our properties are relatively difficult to sell and convert to cash quickly. Such illiquidity will tend to limit our ability to vary our portfolio of properties promptly in response to changes in economic or other conditions. In addition, the Internal Revenue Code imposes certain penalties on a REIT that sells property held for less than four years. As a result, we may be unable to sell a property at an advantageous time.

   WE ARE SUBJECT TO OTHER POSSIBLE LIABILITIES. Our properties may be subject to other risks relating to current or future laws including laws benefiting disabled persons, and other state or local zoning, construction or other regulations. These laws may require significant property modifications in the future for which we may not have budgeted and could result in fines being levied against us. In addition, although we believe that we adequately insure our properties, we are subject to the risk that our insurance may not cover all of the costs to restore a property which is damaged by a fire or other similar catastrophic event. The occurrence of any of these events could have an adverse impact on our cash flows and ability to make distributions to shareholders.

WE AND OUR SHAREHOLDERS ARE SUBJECT TO CERTAIN TAX RISKS

    OUR FAILURE TO QUALIFY AS A REIT WOULD HAVE ADVERSE TAX CONSEQUENCES. We believe that since 1992 we have qualified for taxation as a REIT for Federal income tax purposes. We plan to continue to meet the requirements for taxation as a REIT. Many of these requirements, however, are highly technical and complex. The determination that we are a REIT requires an analysis of various factual matters and circumstances that may not be totally within our control. For example, to qualify as a REIT, at least 95% of our gross income must come from certain sources that are itemized in the REIT tax laws. We are also required to distribute to shareholders at least 95% of our REIT taxable income (excluding capital gains). The fact that we hold most of our assets through our Operating Partnership and its subsidiaries further complicates the application of the REIT requirements. Even a technical or inadvertent mistake could jeopardize our REIT status. Furthermore, Congress and the IRS might make changes to the tax laws and regulations, and the courts might issue new rulings that make it more difficult, or impossible for us to remain qualified as a REIT.

   If we fail to qualify as a REIT, we would be subject to Federal income tax at regular corporate rates. Also, unless the IRS granted us relief under certain statutory provisions, we would remain disqualified as a REIT for four years following the year we first fail to qualify. If we fail to qualify as a REIT, we would have to pay significant income taxes and would therefore have less money available for investments or for distributions to our shareholders.

This would likely have a significant adverse effect on the value of our securities. In addition, we would no longer be required to make any distributions to our shareholders.

   WE HAVE CERTAIN DISTRIBUTION REQUIREMENTS. As a REIT, we must distribute 95% of our annual taxable income, which limits the amount of cash we have available for other business purposes, including amounts to fund our growth. Also, it is possible that because of the differences between the time we actually receive revenue or pay expenses and the period we report those items for distribution purposes, we may have to borrow funds on a short-term basis to meet the 95% distribution requirement. For taxable years beginning after December 31, 2000, we will only be required to distribute 90% of our annual taxable income in order to maintain REIT status.

   WE ARE ALSO SUBJECT TO OTHER TAX LIABILITIES. Even if we qualify as a REIT, we may be subject to certain Federal, state and local taxes on our income and property. Any such taxes would reduce our operating cash flow.

   When we purchased certain office properties located in Pennsylvania, we only purchased 89% of the partnership which owned each property. The remaining 11% will be acquired by the operating partnership not later than December 2000. This structure is intended to comply with informal advice from the Pennsylvania Department of Revenue that such two-stage transfers are not subject to Pennsylvania real estate transfer taxes. However, we have not obtained a formal ruling from the Pennsylvania Department of Revenue on this issue. If the Pennsylvania Department of Revenue were to successfully challenge this structure, or the remaining interests were required to be transferred for financing or other purposes prior to October 14, 2000, we would be subject to Pennsylvania state and local transfer taxes of approximately $2.7 million.

SALES OF LARGE AMOUNTS OF OUR COMMON SHARES COULD CAUSE OUR SHARE PRICE TO
DECLINE

   As of September 30, 2000, we had 20,406,536 Common Shares outstanding. If we issue a significant number of Common Shares in a short period of time, there could be a decrease in the market price of the Common Shares.

WE LACK CONTROL OVER OUR MANAGEMENT COMPANY

   We receive substantially all of the economic benefits of Corporate Office Management, Inc. ("COMI"), the company which manages our properties. We are not able to elect directors or officers of COMI because more than 50% of COMI's voting stock is owned by persons who are not our officers or Trustees. Therefore, we cannot directly influence the operations of COMI. As a result, the board of directors and management of COMI may implement business policies or decisions that would not have been implemented by us. These policies or decisions could be adverse to our interests or lead to adverse financial results, which could adversely impact our net operating income and cash flow.

   Although we believe that the contracts between us and COMI for management services are no less favorable to us than those which could be obtained from a third party, such contracts are not the result of arm's length negotiations and, therefore, we cannot assure you that those contracts are just as favorable.

CERTAIN OFFICERS AND TRUSTEES OF COPT HAVE POTENTIAL CONFLICTS OF INTEREST

   The Chairman of our Board, our Chief Executive Officer, and certain other officers own direct and indirect interests in office properties and other real estate assets in which we have an interest. The interests of these persons may give rise to certain conflicts of interest concerning the fulfillment of their responsibilities as our officers and Trustees. We have adopted certain policies designed to minimize conflicts of interest. We cannot assure you, however, that these policies will be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of all shareholders of COPT. For example, the Chairman of our Board of Trustees and our Chief Executive Officer own a significant share of the units of our Operating Partnership. If our Operating Partnership sells or refinances certain of the properties that these officers contributed to the Operating Partnership, they could suffer adverse tax consequences. Therefore, they could oppose such a transaction.

WE ARE DEPENDENT ON OUR KEY PERSONNEL

    We are dependent on the efforts of our Trustees and executive officers, including Jay Shidler, our Chairman of the Board of Trustees, Clay Hamlin, our Chief Executive Officer, and Rand Griffin, our President. The loss of any of their services could have an adverse effect on our operations. Although certain of our officers have entered into employment agreements with us, we cannot assure you that they will remain employed with us.

WE MAY CHANGE OUR POLICIES WITHOUT SHAREHOLDER APPROVAL

   Our Board of Trustees determines all of our policies, including our investment, financing and distribution policies. Although our Board of Trustees has no current plans to do so, it may amend or revise these policies at any time without a vote of our shareholders. Policy changes could adversely affect our financial condition, results of operations, the market price of the Common Shares or our ability to pay dividends or distributions.


                                 USE OF PROCEEDS

   Unless otherwise indicated in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus for general trust purposes, including capital expenditures, acquisition or development of additional properties, repayment of indebtedness, repurchases of our Common Shares and meeting our working capital needs.

                  RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED SHARE DIVIDENDS

   The following table sets forth COPT's consolidated ratios of earnings to combined fixed charges and Preferred Share dividends for the six months ended June 30, 2000 and for each of the last five calendar years. For purposes of calculating the ratio of earnings to combined fixed charges and Preferred Share dividends, earnings were calculated by adding fixed charges, excluding Preferred Share dividends, and minority interests of common unitholders to net income. Fixed charges consist of interest costs, amortization of debt issuance costs and distributions to preferred unitholders.


                                                 Six Months
                                                   Ended
                                                June 30,2000       1999     1998       1997      1996       1995
                                               --------------   --------- --------- ---------- --------- ---------
Ratio of earnings to combined fixed
  charges and Preferred Share dividends              1.33          1.48     1.33        (A)       1.23      1.21
                                                     ====          ====     ====                  ====      ====




 (A) During the year ended December 31, 1997, COPT's net income included a non-recurring expense of $1,353,000 associated with the termination of an advisory agreement. As a result, earnings were inadequate to cover fixed charges by $902,000 in the year ended December 31, 1997. If such non-recurring expense had not been incurred, COPT's ratio of earnings to combined fixed charges and Preferred Share dividends for 1997 would have been 1.12.

                              DESCRIPTION OF SHARES

   THE FOLLOWING SUMMARY OF THE TERMS OF THE SECURITIES OF CORPORATE OFFICE PROPERTIES TRUST ("COPT") DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT TO AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE DECLARATION OF TRUST AND THE BYLAWS OF COPT, COPIES OF WHICH ARE EXHIBITS TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART.

GENERAL

   The Declaration of Trust provides that COPT may issue up to 45,000,000 Common Shares and 5,000,000 Preferred Shares of beneficial interest, par value $0.01 per share (the "Preferred Shares"). As of September 30, 2000, there were 20,406,536 Common Shares, one Series A Convertible Preferred Share of beneficial interest (the "Series A Preferred Shares") and 1,250,000 Series B Cumulative Redeemable Preferred Shares of beneficial interest (the "Series B Preferred Shares") issued and outstanding. The Declaration of Trust contains a provision permitting the Board of Trustees, without any action by the shareholders of COPT, to amend the Declaration of Trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class of shares of beneficial interest that COPT has authority to issue. The additional shares of beneficial interest, which could include Common Shares, will be available for issuance without further action by COPT's shareholders, subject to the requirements of the New York Stock Exchange ("NYSE").

   Both Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended (the "Maryland REIT Law") and the Declaration of Trust provide that no shareholder of COPT will be personally liable for any obligation of COPT solely as a result of such shareholder's status as a shareholder of COPT. The Declaration of Trust provides that COPT shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of a final disposition of a proceeding to, any shareholder or any former shareholder from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former shareholder of COPT. The Bylaws of COPT obligate it, to the maximum extent permitted by Maryland law, to indemnify any shareholder or any former shareholder (including, without limitation, any individual who, while a shareholder and at the request of COPT, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer, partner, employee or agent of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of being a shareholder, against reasonable expenses incurred by him in connection with the proceeding. Inasmuch as COPT carries public liability insurance which it considers adequate, any risk of personal liability to shareholders not covered by the Maryland REIT Law is limited to situations in which COPT's assets plus its insurance coverage would be insufficient to satisfy the claims against COPT and its shareholders.

COMMON SHARES

   All Common Shares offered hereby will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of the Series A and B Preferred Shares and any other shares or series of beneficial interest which COPT may issue in the future and to the provisions of the Declaration of Trust regarding the restriction on transfer of Common Shares, holders of Common Shares are entitled to receive dividends on such shares if, as and when authorized and declared by the Board of Trustees out of assets legally available therefor and to share ratably in the assets of COPT legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of COPT.

   Subject to the provisions of the Declaration of Trust regarding restrictions on transfer of shares of beneficial interest, each outstanding Common Share entitles the holder thereof to one vote on all matters submitted to a vote of shareholders, including the election of Trustees, and, except as provided with respect to any other class or series of shares of beneficial interest, the holders of such Common Shares possess the exclusive voting power. There is no cumulative voting in the election of Trustees, which means that the holders of a majority of the outstanding Common Shares can elect all of the Trustees then standing for election. The Declaration of Trust provides for the election of Trustees to staggered three-year terms. See the section below entitled "Classification of Board,

Vacancies and Removal of Trustees." Constellation Real Estate, Inc. is currently entitled to appoint two of the nine Trustees. See section below entitled "Description of Common Shares--Series A Preferred Shares".

    Holders of Common Shares have no preference, conversion, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of COPT. Subject to the provisions of the Declaration of Trust regarding the restriction on transfer of Common Shares, the Common Shares have equal dividend, distribution, liquidation and other rights.

    The Declaration of Trust provides for approval by a majority of the votes cast by holders of Common Shares entitled to vote on the matter in all situations permitting or requiring action by the shareholders, except with respect to: (i) the election of Trustees (which requires a plurality of all the votes cast at a meeting of shareholders of COPT at which a quorum is present),
(ii) the removal of Trustees (which requires the affirmative vote of the holders of two-thirds of the outstanding shares of beneficial interest of COPT entitled to vote generally in the election of Trustees, which action can only be taken for cause by vote at a shareholder meeting), (iii) the merger of COPT with another entity or the sale (or other disposition) of all or substantially all of the assets of COPT (which requires the affirmative vote of the holders of two-thirds of the outstanding shares of beneficial interest entitled to vote on the matter), (iv) the amendment of the Declaration of Trust (which requires the affirmative vote of two-thirds of all the votes entitled to be cast on the matter), (v) the termination of COPT (which requires the affirmative vote of two-thirds of the outstanding shares of beneficial interest entitled to be cast on the matter); and (vi) certain voting rights of Constellation Real Estate, Inc. (See section below entitled "Series A Preferred Shares"). The Declaration of Trust permits the Trustees, without any action by the holders of Common Shares, (a) by a two-thirds vote, to amend the Declaration of Trust from time to time to qualify as a real estate investment trust under the Code or the Maryland REIT Law and (b) by a majority vote to amend the Declaration of Trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class of shares of beneficial interest that COPT has authority to issue.

CLASSIFICATION OR RECLASSIFICATION OF COMMON SHARES OR PREFERRED SHARES

   The Declaration of Trust authorizes the Board of Trustees to reclassify any unissued shares of Common or Preferred Shares into other classes or series of classes of shares and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations and restrictions on ownership, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. Thus, in addition to the Series A Preferred Shares and Series B Preferred Shares, the Board of Trustees could authorize the issuance of other Preferred Shares with terms and conditions which could also have the effect of delaying, deferring or preventing a change in control of COPT or other transaction that might involve a premium over the then prevailing market price for Common Shares or other attributes that the shareholders may consider to be desirable.

PREFERRED SHARES

   Of the 5,000,000 Preferred Shares authorized, the Declaration of Trust designates 1,025,000 as Series A Preferred Shares and 1,725,000 as Series B Preferred Shares.

SERIES A PREFERRED SHARES

   We issued 984,308 Series A Preferred Shares to Constellation Real Estate, Inc. in 1998. We contributed the proceeds from the issuance of the Series A Preferred Shares to our Operating Partnership in exchange for a number of Series A Preferred Units equal to the number of Series A Preferred Shares that we issued. The terms of the Series A Preferred Units are substantially equivalent to the economic terms of the Series A Preferred Shares. The Series A Preferred Shares are convertible into Common Shares on the basis of 1.8748 Common Shares for each Series A Preferred Share. During September 2000, Constellation Real Estate, Inc. converted 984,307 of its 984,308 shares into 1,845,378 Common Shares, leaving only one Series A Preferred Share outstanding. Simultaneously, an equivalent number of Series A Preferred Units which we held in our Operating Partnership were converted into Common Units of the Operating Partnership.

   So long as Constellation Real Estate, Inc. holds any Series A Preferred Shares (and it beneficially owns at least 30% of the Common Shares), it will have the right to designate up to two Trustees to our Board of Trustees. If

Constellation Real Estate, Inc.'s Common Share beneficial holdings fall below 30% but remain above 15%, it may designate one Trustee. As of September 30, 2000, Constellation Real Estate, Inc. beneficially held 43.5% of our Common Shares. The affirmative vote of Constellation Real Estate, Inc. as the holder of the Series A Preferred Shares is required for any issuance or sale by COPT of greater than $50 million in Common Shares at a price less than $9.50 per share. Except as set forth above and as required by applicable law, the Series A Preferred Shares do not entitle the holder thereof to any vote.

   The holder of the Series A Preferred Shares has nominal dividend and liquidation rights.

SERIES B PREFERRED SHARES

   The outstanding 1,250,000 Series B Preferred Shares were issued in a public offering. We contributed the proceeds of the Series B Preferred Share offering to our Operating Partnership in exchange for a number of Series B Preferred Units equal to the number of Series B Preferred Shares that we sold in the offering. The terms of the Series B Preferred Units are substantially equivalent to the economic terms of the Series B Preferred Shares. The terms of the Series B Preferred Shares are as follows:

   RANKING. The Series B Preferred Shares, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, rank (i) prior or senior to the Common Shares and any other class or series of our equity securities authorized or designated in the future if the holders of Series B Preferred Shares shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of shares of such class or series ("Junior Shares"); (ii) on a parity with the Series A Convertible Preferred Shares and any other class or series of our equity securities authorized or designated in the future if the holders of such class or series of securities and the Series B Preferred Shares shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority of one over the other ("Parity Shares"); and (iii) junior to any class or series of our equity securities authorized or designated in the future if the holders of such class or series shall be entitled to the receipt of dividends and amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Series B Preferred Shares ("Senior Shares").

   DIVIDENDS. Holders of Series B Preferred Shares are entitled to receive, when and as declared by our Board of Trustees, out of our funds legally available for payment, quarterly cash dividends on the Series B Preferred Shares at the rate of $2.50 per year per Series B Preferred Share. Such dividends are cumulative from the date of original issue, whether or not in any dividend period or periods such dividends shall be declared or there shall be funds legally available for the payment of such dividends, and are payable quarterly on January 15, April 15, July 15 and October 15 of each year (or, if not a business day, the next succeeding business day) (each a "Dividend Payment Date"). Any dividend payable on the Series B Preferred Shares for any partial dividend period will be computed ratably on the basis of twelve 30-day months and a 360-day year. Dividends are payable in arrears to holders of record as they appear on our share records at the close of business on the applicable record date, which are fixed by our Board of Trustees and which are not more than 60 nor less than 10 days prior to such Dividend Payment Date. Holders of Series B Preferred Shares are not entitled to receive any dividends in excess of cumulative dividends on the Series B Preferred Shares. No interest, or sum of money in lieu of interest, shall be payable in respect to any dividend payment or payments on the Series B Preferred Shares that may be in arrears.

   When dividends are not paid in full upon the Series B Preferred Shares or any other class or series of Parity Shares, or a sum sufficient for such payment is not set apart, all dividends declared upon the Series B Preferred Shares and any Parity Shares shall be declared ratably in proportion to the respective amounts of dividends accrued and unpaid on the Series B Preferred Shares and accrued and unpaid on such Parity Shares. Except as set forth in the preceding sentence, unless dividends on the Series B Preferred Shares equal to the full amount of accrued and unpaid dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for such payment, for all past dividend periods, no dividends shall be declared or paid or set apart for payment by us and no other distribution of cash or other property may be declared or made, directly or indirectly, by us with respect to any Parity Shares. Unless dividends equal to the full amount of all accrued and unpaid dividends on the Series B Preferred Shares have been paid, or declared and set apart for payment, for all past dividend periods, no dividends (other than dividends or distributions paid in Junior Shares or options, warrants or rights to subscribe for or purchase Junior Shares) may be declared or paid or set apart for payment by us and no other distribution of cash or other property may be declared or made, directly or indirectly, by us with respect to any Junior Shares, nor shall any Junior Shares be redeemed, purchased or otherwise acquired (except for a redemption, purchase or other acquisition of Common Shares made for purposes of our employee incentive or benefit plan or any such plan of any of our subsidiaries) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Junior Shares), directly or indirectly, by us (except by conversion into or exchange for Junior Shares, or options, warrants or rights to subscribe for or purchase Junior Shares), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of Junior Shares. Notwithstanding the provisions described above, we shall not be prohibited from (i) declaring or paying or setting apart for payment any dividend or distribution on any Parity Shares or
(ii) redeeming, purchasing or otherwise acquiring any Parity Shares, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary to maintain our qualification as a REIT.

   LIQUIDATION PREFERENCE. Upon any voluntary or involuntary liquidation, dissolution or winding up, before any payment or distribution by us shall be made to or set apart for the holders of any Junior Shares, the holders of Series B Preferred Shares shall be entitled to receive a liquidation preference of $25.00 per share (the "Series B Liquidation Preference"), plus an amount equal to all accrued and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Series B Preferred Shares have been paid the Series B Liquidation Preference in full, plus an amount equal to all accrued and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders, no payment shall be made to any holder of Junior Shares upon our liquidation, dissolution or winding up. If upon any liquidation, dissolution or winding up, our assets, or proceeds thereof, distributable among the holders of Series B Preferred Shares shall be insufficient to pay in full the above described preferential amount and liquidating payments on any other shares of any class or series of Parity Shares, then our assets, or the proceeds thereof, shall be distributed among the holders of Series B Preferred Shares and any such other Parity Shares ratably in the same proportion as the respective amounts that would be payable on such Series B Preferred Shares and any such other Parity Shares if all amounts payable thereon were paid in full. A voluntary or involuntary liquidation, dissolution or winding up shall not include a consolidation or merger of us with or into one or more other entities, a sale or transfer of all or substantially all of our assets or a statutory share exchange. Upon any liquidation, dissolution or winding up, after payment shall have been made in full to the holders of Series B Preferred Shares and any Parity Shares, any other series or class or classes of Junior Shares shall be entitled to receive any and all of our assets remaining to be paid or distributed, and the holders of the Series B Preferred Shares and any Parity Shares shall not be entitled to share therein.

   OPTIONAL REDEMPTION. The Series B Preferred Shares will not be redeemable by us prior to July 15, 2004 (except in certain limited circumstances relating to our maintenance of our ability to qualify as a REIT as described in the section entitled "Restrictions on Transfer"). On or after July 15, 2004, we may, at our option, redeem the Series B Preferred Shares, in whole or from time to time in part, at a cash redemption price equal to 100% of the Series B Liquidation Preference, plus all accrued and unpaid dividends, if any, to the redemption date. The redemption price for the Series B Preferred Shares (other than any portion thereof consisting of accrued and unpaid dividends) shall be payable solely with the proceeds from the sale of equity securities by us or our Operating Partnership (whether or not such sale occurs concurrently with such redemption). For purposes of the preceding sentence, "equity securities" means any Common Shares, preferred shares, depositary shares, partnership or other interests, participations or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable at the option of the holder for equity securities unless and to the extent such debt securities are subsequently converted into equity securities) or options to purchase any of the foregoing of or in us or our Operating Partnership.

   In the event of a redemption of any Series B Preferred Shares, if the redemption date occurs after a dividend record date and on or prior to the related Dividend Payment Date, the dividend payable on such Dividend Payment Date in respect of such Series B Preferred Shares called for redemption shall be payable on such Dividend Payment Date to the holders of record at the close of business on such dividend record date, and shall not be payable as part of the redemption price for such Series B Preferred Shares. The redemption date shall be selected by us and shall not be less than 30 days nor more than 60 days after the date notice of redemption is sent by us. If full cumulative dividends on all outstanding Series B Preferred Shares have not been paid or declared and set apart for payment, no Series B Preferred Shares may be redeemed unless all outstanding Series B Preferred Shares are simultaneously redeemed and neither we nor any of our affiliates may purchase or acquire Series B Preferred Shares otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of Series B Preferred Shares.

   If fewer than all the outstanding Series B Preferred Shares are to be redeemed, we will select those Series B Preferred Shares to be redeemed pro rata in proportion to the numbers of Series B Preferred Shares held by holders (with adjustment to avoid redemption of fractional shares) or by lot or in such other manner as the Board of Trustees may determine.

   Notice of redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two consecutive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. A similar notice shall be mailed by us not less than 30 days nor more than 60 days prior to the redemption date to each holder of record of the Series B Preferred Shares to be redeemed by first class mail, postage prepaid at such holder's address as the same appears on our share records. Any notice which was mailed as described above shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each notice shall state: (i) the redemption date; (ii) the number of Series B Preferred Shares to be redeemed; (iii) the place or places where certificates for such Series B Preferred Shares are to be surrendered for cash; and (iv) the redemption price payable on such redemption date, including, without limitation, a statement as to whether or not accrued and unpaid dividends will be (x) payable as part of the redemption price, or (y) payable on the next Dividend Payment Date to the record holder at the close of business on the relevant record date as described above. From and after the redemption date (unless we shall default in the payment of our redemption obligation), dividends on the Series B Preferred Shares to be redeemed will cease to accrue, such shares shall no longer be deemed to be outstanding and all rights of the holders thereof shall cease (except (a) the right to receive the cash payable upon such redemption without interest thereon, and (b) if the redemption date occurs after a dividend record date and on or prior to the related Dividend Payment Date, the right of record holders at the close of business on such record date to receive the dividend payable on such Dividend Payment Date).

   The Series B Preferred Shares will have no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions except as provided under the section entitled "Restrictions on Transfer."

   Subject to applicable law and the limitation on purchases when dividends on the Series B Preferred Shares are in arrears, we may, at any time and from time to time, purchase any Series B Preferred Shares in the open market, by tender or by private agreement.

   VOTING RIGHTS. Holders of Series B Preferred Shares will not have any voting rights, except as set forth below and except as otherwise required by applicable law.

   If and whenever dividends on any Series B Preferred Shares or any series or class of Parity Shares shall be in arrears for six or more quarterly periods (whether or not consecutive), the number of Trustees then constituting our Board of Trustees shall be increased by two (if not already increased by reason of similar types of provisions with respect to Parity Shares of any other class or series which is entitled to similar voting rights (the "Voting Parity Shares")), and the holders of Series B Preferred Shares, together with the holders of all other Voting Parity Shares then entitled to exercise similar voting rights, voting as a single class regardless of series, will be entitled to vote for the election of the two additional Trustees at any annual meeting of shareholders or at a special meeting of the holders of the Series B Preferred Shares and of the Voting Parity Shares called for that purpose. At any time when such right to elect Trustees separately shall have so vested, we must call such special meeting upon the written request of the holders of record of not less than 20% of the total number of Series B Preferred Shares and shares of any series of Voting Parity Shares then outstanding. Such special meeting shall be held, in the case of such written request, within 90 days after the delivery of such request, provided that we shall not be required to call such a special meeting if such request is received less than 120 days before the date fixed for the next ensuing annual meeting of shareholders and the holders of Series B Preferred Shares and such other Voting Parity Shares are offered the opportunity to elect such Trustees at such annual meeting of shareholders. If, prior to the end of the term of any Trustee so elected, a vacancy in the office of such Trustee shall occur by reason of death, resignation, or disability, such vacancy shall be filled for the unexpired term of such former Trustee by the appointment of a new Trustee by the remaining Trustee or Trustees so elected. Whenever dividends in arrears on outstanding Series B Preferred Shares and Voting Parity Shares shall have been paid and dividends thereon for the current quarterly dividend period shall have been paid or declared and set apart for payment, then the right of the holders of the Series B Preferred Shares and Voting Parity Shares to elect such additional two Trustees shall cease and the terms of office of such Trustees shall terminate and the number of Trustees constituting our Board of Trustees shall be reduced accordingly. Series A Preferred Shares are not Voting Parity Shares. The holder of the Series A Preferred Shares, as a separate class, is entitled to elect two additional Trustees if we shall fail at any time or from time to time to pay when due two consecutive quarterly dividend payments on the Series A Preferred Shares, and such Trustees are entitled to serve as Trustees thereafter until all accrued and unpaid dividends on the Series A Preferred Shares have been paid in full.

   The affirmative vote or consent of at least two-thirds of the votes entitled to be cast by the holders of the outstanding Series B Preferred Shares and the holders of all other classes or series of Voting Parity Shares entitled to vote on such matters, voting as a single class, will be required to (i) authorize, create, increase the authorized amount of, or issue any shares of any class of Senior Shares or any security convertible into shares of any class of Senior Shares, or (ii) amend, alter or repeal any provision of, or add any provision to, our Declaration of Trust or Bylaws, if such action would materially adversely affect the voting powers, rights or preferences of the holders of the Series B Preferred Shares; provided, however, that no such vote of the holders of Series B Preferred Shares shall be required if, at or prior to the time such amendment, alteration or repeal is to take effect or the issuance of any such Senior Shares or convertible security is to be made, as the case may be, provisions are made for the redemption of all outstanding Series B Preferred Shares. The amendment of or supplement to our Declaration of Trust to authorize, create, increase or decrease the authorized amount of or to issue Junior Shares, Series B Preferred Shares or any shares of any class of Parity Shares shall not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Series B Preferred Shares.

   With respect to the exercise of the above-described voting rights, each Series B Preferred Share has one (1) vote per share, except that when any other class or series of preferred shares shall have the right to vote with the Series B Preferred Shares as a single class, then the Series B Preferred Shares and such other class or series shall have one quarter of one (0.25) vote per $25.00 of liquidation preference.

   CONVERSION. The Series B Preferred Shares are not convertible into or exchangeable for any other property or securities.

ISSUANCE OF ADDITIONAL PREFERRED SHARES

   The following description of our Preferred Shares of beneficial interest sets forth general terms and provisions of the Preferred Shares to which any prospectus supplement may relate. The statements below describing the Preferred Shares are in all respects subject to and qualified in their entirety by reference to our Declaration of Trust, Bylaws and any applicable amendment to the Declaration of Trust designating terms of a series of Preferred Shares (a "Designating Amendment"). The Preferred Shares, when issued, will be fully paid and non-assessable. Because our Board of Trustees has the power to establish the preferences, powers and rights of each series of Preferred Shares, subject to the rights of the holder of the Series A Preferred Shares and the holders of the Series B Preferred Shares, our Board may afford the holders of any series of Preferred Shares preferences, powers and rights, voting or otherwise, senior to the rights of holders of Common Shares. The issuance of additional series of Preferred Shares could have the effect of delaying or preventing a change of control that might involve a premium price for shareholders or otherwise be in their best interest.

   The rights, preferences, privileges and restrictions of the Preferred Shares of each series will be fixed by the Designating Amendment relating to the series. A prospectus supplement, relating to each series, will specify the terms of the Preferred Shares, as follows:

   - the title and stated value of the Preferred Shares;

   - the number of Preferred Shares offered, the liquidation preference per share and the offering price of the Preferred Shares;

   - the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation applicable to the Preferred Shares;

   - the date from which dividends on the Preferred Shares will accumulate, if applicable;

   - the procedures for any auction and remarketing, if any, for the Preferred Shares;

   - the provision for a sinking fund, if any, for the Preferred Shares;

   - the provision for redemption, if applicable, of the Preferred Shares;

   - any listing of the Preferred Shares on any securities exchange;

   - the terms and conditions, if applicable, upon which the Preferred Shares will be convertible into our Common Shares, including the conversion price (or manner of calculation) and conversion period;

   - any other specific terms, preferences, rights, limitations or restrictions of the Preferred Shares;

   - a discussion of certain material federal income tax considerations applicable to the Preferred Shares;

   - the relative ranking and preferences of the Preferred Shares as to dividend rights and rights upon the liquidation, dissolution or winding up of our affairs;

   - any limitation on issuance of any series of Preferred Shares ranking senior to or on a parity with the series of Preferred Shares as to dividend rights and rights upon the liquidation, dissolution or winding up of our affairs; and

   - any limitations on direct or beneficial ownership and restrictions on transfer of the Preferred Shares, in each case as may be appropriate to preserve our status as a REIT.

OPERATING PARTNERSHIP SERIES C PREFERRED UNITS

   COPT conducts almost all of its operations through the Operating Partnership, for which COPT is the managing general partner. Interests in the Operating Partnership are in the form of Common and Preferred Units. As of September 30, 2000, COPT owned approximately 66% of the outstanding Common Units and 55% of the outstanding Preferred Units. The remaining Preferred Units in the Operating Partnership were 1,016,662 Series C Preferred Units, owned by United Properties Group, Incorporated, with terms as follows:

   VOTING RIGHTS. Except in certain limited circumstances, at any time that COPT holds less than 90% of the outstanding partnership units in the Operating Partnership, any amendment to the Operating Partnership agreement must be approved by the vote of a majority of the Common and Preferred Units not held by COPT, each voting as a separate class. If COPT were to hold 90% or more of the outstanding partnership units, COPT would have the right to amend the Operating Partnership agreement without first seeking such unitholder approval.

   LIQUIDATION. In the event of the dissolution of the Operating Partnership, the holder of the Series C Preferred Units will be entitled to receive a $25 liquidation preference (the "Series C Liquidation Preference"), prior to any liquidation payment to be made to the holders of the Common Units but PARI PASSU with liquidation payments made to COPT as holder of the Series A and B Preferred Units.

   DISTRIBUTIONS. The holder of the Series C Preferred Units are entitled to receive quarterly priority percentage return payments, prior to distributions made to the holders of the Common Units but PARI PASSU with distributions made to COPT as holder of the Series A and B Preferred Units, in an amount equal to a percentage of the Series C Liquidation Preference, which percentage equals (a) 2.25% from December 21, 1999 to December 20, 2009, (b) 2.625% from December 21, 2009 to December 20, 2014, and (c) 3.00% thereafter.

   CONVERSION. Beginning on December 21, 2000, the Series C Preferred Units are convertible into Common Units at a conversion rate of 2.381 Common Units per Series C Preferred Unit.

ISSUANCE OF WARRANTS

      We have no outstanding warrants to purchase our Common Shares ("Common Share Warrants") or outstanding warrants to purchase our Preferred Shares ("Preferred Share Warrants" and collectively with Common Share Warrants, the "Warrants"). We may issue Warrants for the purchase of Preferred Shares or Common Shares.

Warrants may be issued by any prospectus supplement independently or together with any other securities offered and may be attached to or separate from those securities. Each series of Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between us and a warrant agent specified in a prospectus supplement (the "Warrant Agent"), the form of which will be filed or incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. The Warrant Agent will act solely as our agent in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreements will be set forth in the applicable prospectus supplement relating to the issuance of any Warrants.

      A prospectus supplement will describe the terms of the Warrants in respect of which this prospectus is being delivered including, where applicable, the following:

      - the title of the Warrants;

      - the aggregate number of the Warrants;

      - the price or prices at which the Warrants will be issued;

      - the designation, terms and number of Common Shares or Preferred Shares purchasable upon exercise of the Warrants;

      - the designation and terms of the securities, if any, with which the Warrants are issued and the number of the Warrants issued with each such offered security;

      - the date, if any, on and after which the Warrants and the related Preferred Shares or Common Shares will be separately transferable;

      - the price (or manner of calculation) at which each Common Share or Preferred Share purchasable upon exercise of the Warrants may be purchased;

      - the date on which the right to exercise the Warrants shall commence and the date on which the right shall expire;

      - the minimum or maximum amount of the Warrants which may be exercised at any one time;

      - information with respect to book-entry procedures, if any; - a discussion of certain material federal income tax considerations; and

      - any other terms of the Warrants, including terms, procedures and limitations relating to the exchange and exercise of the Warrants.

The exercise of any Warrants will be subject to and limited by the transfer and ownership restrictions in our declaration of trust. See "Description of Shares--Restrictions on Transfer."

RESTRICTIONS ON TRANSFER

   For COPT to qualify as a REIT under the Internal Revenue Code, its shares of beneficial interest generally must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) at any time during the last half of a taxable year. This test is applied by "looking through" certain shareholders which are not individuals (e.g., corporations or partnerships) to determine indirect ownership of COPT by individuals.

   The Declaration of Trust, subject to certain exceptions, contains certain restrictions on the number of shares of beneficial interest of COPT that a person may own. The Declaration of Trust provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% of the number or value of the outstanding shares of beneficial interest of COPT. In addition, the Declaration of Trust prohibits any person from acquiring or holding, directly or indirectly, Common Shares in excess of 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding Common Shares.

   The Board of Trustees, in its sole discretion, may exempt a proposed transferee from the 9.8% ownership limitation. However, the Board of Trustees may not grant such an exemption to any person if such exemption would result in COPT being "closely held" within the meaning of Section 856(h) of the Internal Revenue Code or otherwise would result in COPT failing to qualify as a REIT. In order to be considered by the Board of Trustees for an exemption, a person also must not own, directly or indirectly, more than a 9.9% interest in a tenant of COPT (or a tenant of any entity owned or controlled by COPT). The person seeking an exemption must represent to the satisfaction of the Board of Trustees that it will not violate the two aforementioned restrictions. The person also must agree that any violation or attempted violation of any of the foregoing restrictions will result in the automatic transfer of the shares of stock causing such violation to the Share Trust (as defined below). The Board of Trustees may require a ruling from the Internal Revenue Service or an opinion of counsel, in either case in form and substance satisfactory to the Board of Trustees in its sole discretion, in order to determine or ensure COPT's status as a REIT. Constellation Real Estate, Inc., Mr. Jay H. Shidler and Mr. Clay W. Hamlin, III are all Excepted Holders. However, as of December 31, 1999, Messrs. Shidler and Hamlin collectively owned only 3.4% of the outstanding Common Shares.

   The Declaration of Trust further prohibits (a) any person from beneficially or constructively owning shares of beneficial interest of COPT that would result in COPT being "closely held" under Section 856(h) of the Internal Revenue Code or otherwise cause COPT to fail to qualify as a REIT and (b) any person from transferring shares of beneficial interest of COPT if such transfer would result in shares of beneficial interest of COPT being owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of beneficial interest of COPT that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned shares of the beneficial interest of COPT that resulted in a transfer of shares to the Share Trust (as hereinafter defined), is required to give notice immediately to COPT and provide COPT with such other information as COPT may request in order to determine the effect of such transfer on COPT's status as a REIT. The foregoing restrictions on transferability and ownership will not apply if the Board of Trustees determines that it is no longer in the best interests of COPT to attempt to qualify, or to continue to qualify, as a REIT.

   If any transfer of shares of beneficial interest of COPT occurs which, if effective, would result in any person beneficially or constructively owning shares of beneficial interest of COPT in excess or in violation of the above transfer or ownership limitations (a "Prohibited Owner"), then that number of shares of beneficial interest of COPT in excess of the ownership limit will automatically be transferred to a trust (the "Share Trust") for the exclusive benefit of one or more charitable beneficiaries (the "Charitable Beneficiary"), and the Prohibited Owner shall not acquire any rights in such shares. The Prohibited Owner may not benefit economically from ownership of any shares of beneficial interest held in the Share Trust, may have no rights to dividends and may not possess any other rights attributable to the shares of beneficial interest held in the Share Trust. The trustee of the Share Trust (the "Share Trustee") will have all voting rights and rights to dividends or other distributions with respect to shares of beneficial interest held in the Share Trust, which rights will be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by COPT that shares of beneficial interest have been transferred to the Share Trust will be paid by the recipient of such dividend or distribution to the Share Trustee upon demand, and any dividend or other distribution authorized but unpaid will be paid when due to the Share Trustee. Any dividend or distribution so paid to the Share Trustee will be held in the Share Trust for the Charitable Beneficiary. The Prohibited Owner will have no voting rights with respect to shares of beneficial interest held in the Share Trust and, subject to Maryland law, effective as of the date that such shares of beneficial interest have been transferred to the Share Trust, the Share Trustee will have the authority (at the Share Trustee's sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by COPT that such shares have been transferred to the Share Trust and (ii) to recast such vote in accordance with the desires of the Share Trustee acting for the benefit of the Charitable Beneficiary. However, if COPT has already taken irreversible trust action, then the Share Trustee will not have the authority to rescind and recast such vote.

   Within 20 days of receiving notice from COPT that shares of beneficial interest of COPT have been transferred to the Share Trust, the Share Trustee will sell the shares of beneficial interest held in the Share Trust to a person, designated by the Share Trustee, whose ownership of the shares will not violate the ownership limitations set forth in the Declaration of Trust. Upon such sale, the interest of the Charitable Beneficiary in the shares sold will terminate and the Share Trustee will distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as described below. The Prohibited Owner will receive the lesser of (i) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Share Trust (e.g., a gift, devise or other such transaction), the Market Price (as defined in the Declaration of Trust) of such shares on the day of the event causing the shares to be received by the Share Trustee and (ii) the price per share received by the Share Trustee from the sale or other disposition of the Common Shares held in the Share Trust. Any net sale proceeds in excess of the amount payable to the Prohibited Owner will be paid immediately to the Charitable Beneficiary. If, prior to the discovery by COPT that shares of beneficial interest have been transferred to the Share Trust, such shares are sold by a Prohibited Owner, then
(i) such shares will be deemed to have been sold on behalf of the Share Trust and (ii) to the extent that the Prohibited Owner received an amount for shares that exceeds the amount that such Prohibited Owner was entitled to receive as described above, such excess will be paid to the Share Trustee upon demand.

   In addition, shares of beneficial interest of COPT held in the Share Trust will be deemed to have been offered for sale to COPT, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Share Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and
(ii) the Market Price on the date COPT, or its designee, accepts such offer. COPT shall have the right to accept such offer until the Share Trustee has sold the shares of beneficial interest held in the Share Trust. Upon such a sale to COPT, the interest of the Charitable Beneficiary in the shares sold will terminate and the Share Trustee will distribute the net proceeds of the sale to the Prohibited Owner.

   All certificates representing Common Shares will bear a legend referring to the restrictions described above.

   Every owner of more than 5% (or such other percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) of all classes or series of COPT's shares of beneficial interest, including Common Shares, is required to give written notice to COPT within 30 days after the end of each taxable year stating the name and address of such owner, the number of shares of each class and series of shares of beneficial interest of COPT which the owner beneficially owns and a description of the manner in which such shares are held. Each such owner shall provide to COPT such additional information as COPT may request in order to determine the effect, if any, of such beneficial ownership on COPT's status as a REIT and to ensure compliance with the 9.8% ownership limitation. In addition, each shareholder shall upon demand be required to provide to COPT such information as COPT may request, in good faith, in order to determine COPT's status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

   These ownership limitations could delay, defer or prevent a change in control of COPT or other transaction that might involve a premium over the then prevailing Market Price for the Common Shares or other attributes that the shareholders may consider to be desirable.

CLASSIFICATION OF BOARD, VACANCIES AND REMOVAL OF TRUSTEES

   The Declaration of Trust provides for a staggered Board of Trustees. At the conclusion of its annual meeting of shareholders on May 16, 2000, COPT had nine Trustees divided into three classes, with terms of three years each. Constellation Real Estate, Inc. has appointed two Trustees, pursuant to the terms of the Series A Preferred Shares. See section entitled "Description of Shares - Series A Preferred Shares." As of May 16, 2000, the number of Trustees in each class and the expiration of each class' term is as follows:

                    Class 1        2 Trustees     Expires 2002
                    Class 2        3 Trustees     Expires 2003
                    Class 3        4 Trustees     Expires 2001

    At each annual meeting of shareholders of COPT, successors of the class of Trustees whose term expires at that meeting will be elected for a three-year term and the Trustees in the other two classes will continue in office. A classified board may delay, defer or prevent a change in control of COPT or other transaction that might involve a premium over the then prevailing market price for the Common Shares or other attributes that the shareholders may consider to be desirable. In addition, a classified Board could prevent shareholders who do not agree with the policies of the Board of Trustees from replacing a majority of the Board of Trustees for two years, except in the event of removal for cause.

   The Bylaws of COPT provide that any vacancy on the Board of Trustees may be filled by a majority of the remaining Trustees. Any individual so elected Trustee will hold office for the unexpired term of the Trustee he or she is replacing. The Declaration of Trust provides that a Trustee may be removed at any time only for cause upon the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of Trustees, but only by a vote taken at a shareholder meeting. These provisions preclude shareholders from removing incumbent Trustees, except for cause and upon a substantial affirmative vote, and filling the vacancies created by such removal with their own nominees.

ADVANCE NOTICE OF NOMINATIONS AND NEW BUSINESS

   The Bylaws provide that, with respect to an annual meeting of shareholders, nominations of persons for election to the Board of Trustees and the proposal of business to be considered by shareholders may be made only (a) pursuant to COPT's notice of the meeting, (b) by the Board of Trustees or (c) by a shareholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Bylaws. With respect to special meetings of shareholders, the Bylaws provide that only the business specified in COPT's notice of meeting may be brought before the meeting of shareholders and nominations of persons for election to the Board of Trustees may be made only
(a) pursuant to COPT's notice of the meeting, (b) by the Board of Trustees or
(c) provided that the Board of Trustees has determined that Trustees shall be elected at such meeting, by a shareholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Bylaws.

POSSIBLE ANTITAKEOVER EFFECT OF CERTAIN PROVISIONS OF MARYLAND LAW

   The Maryland General Corporations Law ("MGCL") contains provisions that may be deemed to have an antitakeover effect. The provisions applicable to COPT are set forth below.

   CERTAIN BUSINESS COMBINATIONS. Under the MGCL, as applicable to Maryland real estate investment trusts, certain business combinations (including certain mergers, consolidations, share exchanges and asset transfers and certain issuances and reclassifications of equity securities) between a Maryland real estate investment trust and any person who beneficially owns ten percent or more of the voting power of the trust's shares or an affiliate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting shares of such trust (an "Interested Shareholder"), or an affiliate of such an Interested Shareholder, are prohibited for five years after the most recent date on which the Interested Shareholder becomes an Interested Shareholder. Thereafter, any such business combination must be recommended by the board of trustees of such trust and approved by the affirmative votes of at least (i) 80% of the votes entitled to be cast by holders of outstanding voting shares of the trust and (ii) two-thirds of the votes entitled to be cast by holders of voting shares of the trust other than shares held by the Interested Shareholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the trust's common shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of trustees of the trust prior to the time that the Interested Shareholder becomes an Interested Shareholder. The Board of Trustees has opted out of this statute by resolution. The Board of Trustees may, however, rescind its resolution at any time to make these provisions of Maryland law applicable to COPT.

   CONTROL SHARE PROVISIONS. The MGCL generally provides that control shares of a Maryland real estate investment trust acquired in a control share acquisition have no voting rights unless those rights are approved by a vote of two-thirds of the disinterested shares (generally shares held by persons other than the acquiror, officers or trustees who are employees of the trust). An acquiror is deemed to own control shares the first time that the acquiror's voting power in electing trustees equals or exceeds 20% of all such voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

   A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the Board of Trustees to call a special meeting of shareholders to be held within 50 days of the demand to consider whether the control shares will have voting rights. The trust may present the question at any shareholders' meeting on its own initiative.

   If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the trust may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value, determined without regard to the absence of voting rights for the control shares. Fair value will be determined as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a shareholders' meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

   The control share provisions do not apply (a) to shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction or
(b) to acquisitions approved or exempted by the declaration of trust or bylaws of the trust. The Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of COPT's shares of beneficial interest. The Board of Trustees may, however, amend the Bylaws at any time to eliminate such provision, either prospectively or retroactively.

DISSOLUTION OF THE COMPANY; TERMINATION OF REIT STATUS

   The Declaration of Trust permits the termination of COPT and the discontinuation of the operations of COPT by the affirmative vote of the holders of not less than two-thirds of the outstanding Common Shares entitled to be cast on the matter at a meeting of shareholders or by written consent. In addition, the Declaration of Trust permits the termination of COPT's qualification as a REIT if such qualification, in the opinion of the Board of Trustees, is no longer advantageous to the shareholders.

                           FEDERAL INCOME TAX MATTERS

   COPT was organized in 1988 and elected to be taxed as a REIT commencing with its taxable year ended December 31, 1992. COPT believes that it was organized and has operated in a manner that permits it to satisfy the requirements for taxation as a REIT under the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code") and intends to continue to operate in such a manner. No assurance can be given, however, that such requirements have been or will continue to be met. The following is a summary of the material Federal income tax considerations that may be relevant to COPT and its shareholders, including the continued treatment of COPT as a REIT for Federal income tax purposes. For purposes of this discussion of "FEDERAL INCOME TAX MATTERS" the term "COPT" refers only to Corporate Office Properties Trust and not to any other affiliated entities.

   The following discussion is based on the law existing and in effect on the date hereof, including the recently-enacted "Tax Relief Extension Act of 1999" (the "TREA"), and COPT's qualification and taxation as a REIT will depend on compliance with such law and with any future amendments or modifications to such law. The qualification and taxation as a REIT will further depend upon the ability to meet, on a continuing basis through actual operating results, the various qualification tests imposed under the Code discussed below. No assurance can be given that COPT will satisfy such tests on a continuing basis.

   In brief, an entity that invests primarily in real estate can, if it meets the REIT provisions of the Code described below, claim a tax deduction for the dividends it pays to its shareholders. Such an entity generally is not taxed on its "REIT taxable income" to the extent such income is currently distributed to shareholders, thereby substantially eliminating the "double taxation" (i.e., at both the entity and shareholder levels) that generally results from an investment in an entity which is taxed as a corporation. However, as discussed in greater detail below, such an entity remains subject to tax in certain circumstances even if it qualifies as a REIT. Further, if the entity were to fail to qualify as a REIT in any year, it would not be able to deduct any portion of the dividends it paid to its shareholders and would be subject to full Federal corporate income taxation on its earnings, thereby significantly reducing or eliminating the cash available for distribution to its shareholders.

   Morgan, Lewis & Bockius LLP has opined that, for Federal income tax purposes, COPT has properly elected and otherwise qualified to be taxed as a REIT under the Code for taxable years commencing on or after June 1, 1992 and that its proposed method of operations as described in this prospectus and as represented to Morgan, Lewis & Bockius LLP by COPT will enable COPT to continue to satisfy the requirements for such qualification and taxation as a REIT under the Code for future taxable years. This opinion, however, is based upon certain factual assumptions and representations made by COPT. Moreover, such qualification and taxation as a REIT depends upon the ability of COPT to meet, for each taxable year, various tests imposed under the Code as discussed below, and Morgan, Lewis & Bockius LLP has not reviewed in the past, and may not review in the future, COPT's compliance with these tests. Accordingly, no assurance can be given that the actual results of the operations of COPT for any particular taxable year will satisfy such requirements.

TAXATION OF COPT

   GENERAL. In any year in which COPT qualifies as a REIT, it will not generally be subject to Federal income tax on that portion of its REIT taxable income or capital gain which is distributed to shareholders. COPT will, however, be subject to tax at normal corporate rates upon any taxable income or capital gains not distributed. Shareholders are required to include their proportionate share of the REIT's undistributed long-term capital gain in income, but would receive a credit for their share of any taxes paid on such gain by the REIT.

   Notwithstanding its qualification as a REIT, COPT also may be subject to taxation in certain other circumstances. If COPT should fail to satisfy either the 75% or the 95% gross income test (each as discussed below), and nonetheless maintains its qualification as a REIT because certain other requirements are met, it will be subject to a 100% tax on the greater of the amount by which COPT fails either the 75% or the 95% gross income test, multiplied by a fraction intended to reflect COPT's profitability. (Under the TREA, effective for taxable years beginning after December 31, 2000, for purposes of this tax only, the 95% gross income test will be changed to a 90% gross income test.) COPT will also be subject to a tax of 100% on net income from any "prohibited transaction" (as described below), and if COPT has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, it will be subject to tax on such income from foreclosure property at the highest corporate rate. In addition, if COPT should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year and (iii) any undistributed taxable income from prior years, COPT would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. COPT also may be subject to the corporate alternative minimum tax, as well as to tax in certain situations not presently contemplated. COPT will use the calendar year both for Federal income tax purposes, as is required of a REIT under the Code, and for financial reporting purposes. Finally, under the TREA, for taxable years beginning after December 31, 2000, in the event that items of rent, interest or other deductible expenses are paid to a REIT by a "taxable REIT subsidiary" (as defined below) of such REIT, and such amounts are determined to be other than at arm's length, a REIT may be subject to a 100% tax on the portion of such amounts treated as excessive. Safe harbors exist for certain rental payments.

   FAILURE TO QUALIFY. If COPT fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, COPT will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which COPT fails to qualify as a REIT will not be deductible by COPT, nor generally will they be required to be made under the Code. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, COPT also will be disqualified from reelecting taxation as a REIT for the four taxable years following the year during which qualification was lost.


REIT QUALIFICATION REQUIREMENTS

   In order to qualify as a REIT, COPT must meet the following requirements, among others:

   SHARE OWNERSHIP TESTS. COPT's shares of beneficial interest must be held by a minimum of 100 persons for at least 335 days in each taxable year (or a proportionate number of days in any short taxable year). In addition, at all times during the second half of each taxable year, no more than 50% in value of the outstanding shares of beneficial interest of COPT may be owned, directly or indirectly and taking into account the effects of certain constructive ownership rules, by five or fewer individuals, which for this purpose includes certain tax-exempt entities (the "50% Limitation"). However, for purposes of this test, any shares of beneficial interest held by a qualified domestic pension or other retirement trust will be treated as held directly by its beneficiaries in proportion to their actuarial interest in such trust rather than by such trust. In addition, for purposes of the 50% Limitation, shares of beneficial interest owned, directly or indirectly, by a corporation will be considered as being owned proportionately by its shareholders.

   In order to attempt to ensure compliance with the foregoing share ownership tests, COPT's Declaration of Trust places certain restrictions on the transfer of its shares of beneficial interest to prevent additional concentration of share ownership. Moreover, to evidence compliance with these requirements, Treasury Regulations require COPT to maintain records which disclose the actual ownership of its outstanding shares of beneficial interest. In fulfilling its obligations to maintain records, COPT must and will demand written statements each year from the record holders of designated percentages of its shares of beneficial interest disclosing the actual owners of such shares of beneficial interest (as prescribed by Treasury Regulations). A list of those persons failing or refusing to comply with such demand must be maintained as part of COPT's records. A shareholder failing or refusing to comply with COPT's written demand must submit with his tax return a similar statement disclosing the actual ownership of COPT shares of beneficial interest and certain other information.

   As of September 30, 2000, Constellation Real Estate, Inc. owned approximately 43.5% of the Common Shares outstanding, and one Series A Preferred Share convertible into 1.8748 Common Shares. Under COPT's Declaration of Trust a person is generally prohibited from owning more than 9.8% of the aggregate outstanding Common Shares or more than 9.8% in value of the aggregate outstanding shares of beneficial interest unless such person makes certain representations to the Board of Trustees and the Board of Trustees ascertains that ownership of a greater percentage of shares will not cause COPT to violate either the 50% Limitation or the gross income tests described below. The Board of Trustees has exempted Constellation Real Estate, Inc. from the 9.8% limitation set forth in the Declaration of Trust and has determined that Constellation Real Estate, Inc. may hold up to 45% of the outstanding Common Shares. The Board of Trustees has determined, based upon representations made by Constellation Real Estate, Inc., that this will not result in a violation of the 50% Limitation or otherwise adversely affect COPT's ability to qualify as a REIT for Federal income tax purposes.

   ASSET TESTS. At the close of each quarter of COPT's taxable year, COPT must satisfy two tests relating to the nature of its assets (determined in accordance with generally accepted accounting principles). First, at least 75% of the value of COPT's total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items, government securities and qualified temporary investments. Second, although the remaining 25% of COPT's assets generally may be invested without restriction, securities in this class may not exceed (i) in the case of securities of any one non-government issuer, 5% of the value of COPT's total assets (the "REIT Value Test") or (ii) 10% of the outstanding voting securities of any one such issuer (the "Issuer Voting Stock Test") (effective for taxable years beginning after December 31, 2000, securities in this class may also not exceed 10% of the total value of any such issuer (the "Issuer Value Test")). Under the TREA, effective for COPT's taxable years beginning after December 31, 2000, the REIT Value Test, the Issuer Voting Stock Test or the Issuer Value Test will not apply to securities held by a REIT in a "taxable REIT subsidiary." A taxable REIT subsidiary is any corporation in which the REIT owns stock and with which the REIT makes a joint election to be so treated. Any corporation in which a REIT owns, directly or indirectly, shares possessing more than 35% of the voting power or value of such corporation will automatically be treated as a taxable REIT subsidiary (other than certain corporations which are wholly-owned by the REIT and are treated as "qualified REIT subsidiaries"). In addition, certain debt securities held by a REIT will not be taken into account for purposes of the Issuer Value Test. Finally, certain "grandfathering" rules also exempt from the Issuer Value Test securities owned by the REIT on July 12, 1999. Where COPT invests in a partnership (such as the Operating Partnership), it will be deemed to own a proportionate share of the partnership's assets, and the partnership interest will not constitute a security for purposes of these tests. Accordingly, COPT's investment in real properties through its interests in the Operating Partnership (which itself holds real properties through other partnerships) will constitute an investment in qualified assets for purposes of the 75% asset test.

   GROSS INCOME TESTS. There are two separate percentage tests relating to the sources of COPT's gross income which must be satisfied for each taxable year. For purposes of these tests, where COPT invests in a partnership, COPT will be treated as receiving its share of the income and loss of the partnership, and the gross income of the partnership will retain the same character in the hands of COPT as it has in the hands of the partnership. The two tests are described below.

   THE 75% TEST. At least 75% of COPT's gross income for the taxable year must be "qualifying income." Qualifying income generally includes: (i) rents from real property (except as modified below); (ii) interest on obligations secured by mortgages on, or interests in, real property; (iii) gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of COPT's trade or business ("dealer property"); (iv) dividends or other distributions on shares in other REITS, as well as gain from the sale of such shares; (v) abatements and refunds of real property taxes; (vi) income from the operation, and gain from the sale, of property acquired at or in lieu of a foreclosure of the mortgage secured by such property ("foreclosure property"); and (vii) commitment fees received for agreeing to make loans secured by mortgages on real property or to purchase or lease real property.

   Rents received from a tenant will not, however, qualify as rents from real property in satisfying the 75% gross income test (or the 95% gross income test described below) if COPT, or an owner of 10% or more of COPT, directly or constructively owns 10% or more of such tenant. Under the TREA, effective for taxable years of COPT beginning after December 31, 2000, the foregoing rule will not apply to rents received from a taxable REIT subsidiary, provided that either
(i) at least 90% of the leased property in respect of which COPT is receiving such rents is occupied by persons other than such taxable REIT subsidiary or
(ii) such rents are received in respect of a "qualified lodging facility." In addition, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. Moreover, an amount received or accrued will not qualify as rents from real property (or as interest income) for purposes of the 75% and 95% gross income tests if it is based in whole or in part on the income or profits of any person, although an amount received or accrued generally will not be excluded from "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Finally, for rents received to qualify as rents from real property for purposes of the 75% and 95% gross income tests, COPT generally must not operate or manage the property or furnish or render services to customers, other than through an "independent contractor" from whom COPT derives no income, or through a taxable REIT subsidiary, except that the "independent contractor" or taxable REIT subsidiary requirement does not apply to the extent that the services provided by COPT are "usually or customarily rendered" in connection with the rental of space for occupancy only, and are not otherwise considered "rendered to the occupant for his convenience." In addition, COPT may directly perform a de minimis amount of non-customary services. COPT believes that the services provided with regard to COPT's properties by the operating partnership (or its agents) are now (and, it is believed, will in the future be) usual or customary services. Any services that cannot be provided directly by the Operating Partnership will be performed by independent contractors.

   THE 95% TEST. In addition to deriving 75% of its gross income from the sources listed above, at least 95% of COPT's gross income for the taxable year must be derived from the above-described qualifying income or from dividends, interest, or gains from the sale or other disposition of stock or other securities that are not dealer property. Dividends and interest on obligations not collateralized by an interest in real property are included for purposes of the 95% test, but not for purposes of the 75% test. COPT intends to monitor closely its non-qualifying income and anticipates that non-qualifying income from its activities will not result in COPT failing to satisfy either the 75% or 95% gross income test.

   For purposes of determining whether COPT complies with the 75% and the 95% gross income tests, gross income does not include income from prohibited transactions. A "prohibited transaction" is a sale of dealer property (excluding foreclosure property); however, a sale of property will not be a prohibited transaction if such property is held for at least four years and certain other requirements (relating to the number of properties sold in a year, their tax bases and the cost of improvements made thereto) are satisfied.

   Even if COPT fails to satisfy one or both of the 75% and 95% gross income tests for any taxable year, it may still qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will generally be available if: (i) COPT's failure to comply is due to reasonable cause and not to willful neglect; (ii) COPT reports the nature and amount of each item of its income included in the tests on a schedule attached to its tax return; and (iii) any incorrect information on this schedule is not due to fraud with intent to evade tax. If these relief provisions apply, however, COPT will nonetheless be subject to a 100% tax on the greater of the amount by which it fails either the 75% or 95% gross income test, multiplied by a fraction intended to reflect

COPT's profitability. Under the TREA, for COPT's taxable years beginning after December 31, 2000, and only for purposes of determining the applicability of such 100% tax, the 95% gross income test will be changed to a 90% gross income test.

    COMPLIANCE WITH INCOME TESTS. As of June 30, 2000, Constellation Real Estate, Inc. and certain affiliated companies were obligated as tenants to pay annualized office rents of approximately $843,000 with respect to properties owned by the Operating Partnership. Some of this rental income may not constitute qualifying rental income for purposes of the 75% and 95% gross income tests. COPT expects, based on current rent levels, that receipt of such rental income will not cause it to violate the 95% gross income test for the current taxable year. Aside from this rental income, COPT does not expect that it will earn material amounts of non-qualifying income from either Constellation Real Estate, Inc. or its existing properties. Based on the foregoing, COPT expects that it will continue to satisfy the 75% and 95% gross income tests. The fact that affiliates of Constellation Real Estate, Inc. will be paying non-qualifying income may, however, restrict the ability of COPT and the Operating Partnership to acquire additional properties that generate non-qualifying income.

   To avoid a violation of the 95% gross income test, the Operating Partnership established Corporate Office Management, Inc. ("COMI") to own an interest in Corporate Realty Management, LLC, the Operating Partnership's property management company ("CRM"). As of September 30, 2000, COMI owned 100% of CRM. COMI also owns 100% of Corporate Development Services, LLC ("CDS"), a company that provides construction and development services predominantly to the Operating Partnership, and 80% of Martin G. Knott and Associates, LLC ("MGK"), a company that provides heating and air conditioning maintenance and repair services predominantly to third parties. In addition, COMI had a service agreement, extending through March 2000, with Constellation Real Estate, Inc. for development and other services, since income from such services is also considered non-qualifying income.

   The Operating Partnership currently holds indebtedness issued by COMI and 95% of the aggregate amount of voting and non-voting common stock issued by COMI, but only holds 1% of the aggregate amount of voting common stock issued by COMI. As discussed above, to satisfy the Issuer Voting Stock Test as in effect prior to enactment of the TREA, COPT may not directly or indirectly hold 10% or more of the voting stock of COMI.

   Because it is a corporate entity (as opposed to a partnership) which is not wholly-owned by COPT, the management fee and other service income earned by COMI as a result of its ownership interest in CRM, CDS and MGK, or as a result of management and other services performed by COMI or its subsidiaries, although it is non-qualifying income, is not treated as non-qualifying income earned by COPT for purposes of the 95% or 75% gross income tests. However, any interest or dividends paid or distributed by COMI to the Operating Partnership is considered qualifying income for purposes of the 95% test, but is not considered qualifying income for purposes of the 75% test. To the extent that COMI earns net taxable income from its activities, it is required to pay Federal and state income taxes, which reduces the amount of dividends it is able to pay to the Operating Partnership and its other shareholders.

      Under the TREA, the Operating Partnership's ownership interest in COMI would not satisfy the Issuer Value Test, because such interest represents more than 10% of the total value of shares of all classes of stock in COMI. Accordingly, absent the grandfathering rules discussed immediately below, the interest in COMI owned by the Operating Partnership could jeopardize COPT's status as a REIT, unless both COPT and COMI were to elect to treat COMI as a taxable REIT subsidiary. Under the TREA, however, the Issuer Value Test does not apply to securities held by a REIT on July 12, 1999. As the Operating Partnership's interest in COMI was held on such date, such interest will not, by itself, cause COPT to violate the Issuer Value Test or the REIT asset qualification test described above. The foregoing grandfather rules cease to apply to securities of a corporation on the first day after July 12, 1999 on which such corporation either (i) engages in a substantial new line of business or (ii) acquires any substantial new asset, other than, in each case, as a result of certain tax-free exchange or reorganization transactions, or if additional securities in such corporation are acquired after such date. Accordingly, if COMI were to engage in a substantial new line of business or acquire a substantial new asset in a taxable transaction (or if the Operating Partnership were to acquire additional shares in COMI), in order to avoid violating the Issuer Value Test it would be necessary for COPT and COMI to jointly elect to treat COMI as a taxable REIT subsidiary. Such election would in turn invoke other provisions added to the Code by the TREA, some of which could independently affect the ability of COPT to maintain its status as a REIT.

   COPT believes that the changes effected by the TREA, including the imposition of the Issuer Value Test, do not currently affect the legal status of its indirect investment in COMI, or its status as a REIT. COPT intends to monitor closely COMI's activities, however, in order to anticipate the possibility that COMI will cease to be eligible for grandfathering treatment currently exempting it from the Issuer Value Test. In addition, COPT intends to monitor this and any other legislation, proposed or enacted, to assess the possible effect of any such legislation on its future operations and tax profile.

   COPT intends to continue to monitor its operations and investments in the context of these standards so as to continue to satisfy the 75% and 95% gross income tests. While the Operating Partnership or its affiliates provide certain services with respect to the properties in which COPT owns interests and possibly with respect to any newly acquired properties, COPT believes that for purposes of the 75% and 95% gross income tests the services provided at such properties and any other services and amenities provided by the Operating Partnership or its agents with respect to such properties will be of the type usually or customarily rendered in connection with the rental of space for occupancy only and not rendered to the occupants of such properties. COPT intends that services that cannot be provided directly by the Operating Partnership or other agents will be performed by independent contractors.

   ANNUAL DISTRIBUTION REQUIREMENTS. In order to qualify as a REIT, COPT is required to distribute dividends to its shareholders each year in an amount at least equal to (A) the sum of (i) 95% of COPT's REIT taxable income (computed without regard to the dividends received deduction and COPT's net capital gain) and (ii) 95% of the net income (after tax), if any, for foreclosure property, minus (B) the sum of certain items of non-cash income. Under the TREA, for COPT's taxable years beginning after December 31, 2000, the required distributions will be calculated by reference to 90% of COPT's REIT taxable income and net income from foreclosure property (as described above), respectively. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before COPT timely files its tax return for such year and if paid on or before the first regular dividend payment after the declaration. To the extent that COPT does not distribute all of its net capital gain or distributes at least 95% (90%, for taxable years beginning after December 31, 2000), but less than 100%, of its REIT taxable income, as adjusted, it will be subject to tax on the undistributed amount at regular capital gain or ordinary corporate tax rates, as the case may be.

   COPT intends to make timely distributions sufficient to satisfy the annual distribution requirements described in the first sentence of the preceding paragraph. In this regard, the Operating Partnership agreement authorizes COPT in its capacity as General Partner to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit COPT to meet the distribution requirements. It is possible that COPT may not have sufficient cash or other liquid assets to meet the above-described distribution requirement, either due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing COPT's REIT taxable income on the other hand, or for other reasons. COPT will monitor closely the relationship between its REIT taxable income and cash flow and, if necessary, intends to borrow funds (or cause the Operating Partnership or other affiliates to borrow funds) in order to satisfy the distribution requirement. However, there can be no assurance that such borrowing would be available at such time.

   If COPT fails to meet the above-described distribution requirement as a result of an adjustment to COPT's tax return by the Service, COPT may retroactively cure the failure by paying a "deficiency dividend" (plus applicable penalties and interest) within a specified period.


TAXATION OF SHAREHOLDERS

    TAXATION OF TAXABLE DOMESTIC SHAREHOLDERS. As long as COPT qualifies as a REIT, distributions made to its taxable domestic shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will constitute dividends taxable as ordinary income, and corporate shareholders will not be eligible for the dividends received deduction as to such amounts. Distributions that are designated as capital gain dividends will be taxed as gain from the sale or exchange of a capital asset (to the extent they do not exceed COPT's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its shares. In the event COPT designates any portion of a dividend as a capital gain dividend, a shareholder's share of such capital gain dividend would be an amount which bears the same ratio to the total amount of dividends paid to such shareholder for the taxable year as the total amount of capital gain dividends bears to the total amount of all dividends paid on all classes of share for the taxable year. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. COPT may elect to retain and pay income tax on any net long-term capital gain, in which case its domestic shareholders would include in their income as long-term capital gain their proportionate share of such undistributed net long-term capital gain. A domestic shareholder would also receive a refundable tax credit for such shareholder's proportionate share of the tax paid by COPT on such retained capital gains and an increase in its basis in its shares in an amount equal to the difference between the undistributed long-term capital gains and the amount of tax paid by COPT. See the section below entitled "Capital Gains and Losses".

   Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's shares of beneficial interest, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a shareholder's shares of beneficial interest, they will be included in income as short-term or long-term capital gain (depending on the length of time the shares have been held), assuming the shares are capital assets in the hands of the shareholder. In addition, any dividend declared by COPT in October, November or December of any year and payable to a shareholder of record on a specific date in any such month shall be treated as both paid by COPT and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by COPT during January of the following calendar year.

   Domestic shareholders may not include in their individual income tax returns any of COPT's net operating losses or capital losses. Instead, such losses would be carried over by COPT for potential offset against future income (subject to certain limitations). Distributions made by COPT and gain arising from the sale or exchange of shares will not be treated as passive activity income, and, as a result, shareholders generally will not be able to apply any "passive losses" against such income and gain. In addition, taxable distributions from COPT generally will be treated as investment income. Capital gain dividends (including distributions treated as such) and capital gain from the disposition of shares, however, will be treated as investment income only if a shareholder so elects, in which case such capital gain will be taxed at ordinary income rates. COPT will notify shareholders after the close of its taxable year as to the portions of distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

   In general, a domestic shareholder will realize capital gain or loss on the disposition of COPT's shares of beneficial interest equal to the difference between (i) the amount of cash and the fair market value of any property received on such disposition, and (ii) the shareholder's adjusted basis of such shares of beneficial interest. Such gain or loss generally will constitute short-term capital gain or loss if the shareholder has not held such shares for more than one year and long-term capital gain or loss if the shareholder has held such shares for more than one year. See the section below entitled "Capital Gains and Losses". Loss upon a sale or exchange of COPT's shares of beneficial interest by a shareholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from COPT required to be treated by such shareholder as long-term capital gain.

   CAPITAL GAINS AND LOSSES. The maximum marginal individual income tax rate is 39.6%. The maximum tax rate on net capital gains applicable to individuals, trusts and estates from the sale or exchange of capital assets held for more than one year is 20%, and the maximum rate is reduced to 18% for assets acquired after December 31, 2000 and held for more than five years. For individuals, trusts and estates who would be subject to a maximum tax rate of 15%, the rate on net capital gains is reduced to 10%, and, effective for taxable years commencing after December 31, 2000, the rate is reduced to 8% for assets held for more than five years. The maximum rate for net capital gains attributable to the sale of depreciable real property held for more than 18 months is 25% to the extent of the deductions for depreciation (other than certain depreciation recapture taxable as ordinary income) with respect to such property. Accordingly, the tax rate differential between capital gain and ordinary income for noncorporate taxpayers may be significant. In addition, the characterization of income as capital or ordinary may affect the deductibility of capital losses. Capital losses not offset by capital gains may be deducted against a noncorporate taxpayer's ordinary income only up to a maximum annual amount of $3,000. Unused capital losses may be carried forward. All net capital gain of a corporate taxpayer is subject to tax at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

   BACKUP WITHHOLDING. COPT will report to its domestic shareholders and the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or
(ii) provides a taxpayer identification number, certifies as to no loss of exemption and otherwise complies with the applicable requirements of the backup withholdings rules. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. The United States Treasury has recently issued final regulations (the "Final Regulations") regarding the withholding and information reporting rules discussed above. In general, the Final Regulations do not alter the substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify and modify reliance standards. The Final Regulations are generally effective for payments made on or after January 1, 2001, subject to certain transition rules. Prospective investors should consult their own tax advisors concerning the adoption of the Final Regulations and the potential effect on their ownership of COPT's shares of beneficial interest.

   In addition, COPT may be required to withhold a portion of capital gain distributions made to shareholders that fail to certify their non-foreign status to COPT. See section below entitled "Taxation of Foreign Shareholders".

   TAXATION OF TAX-EXEMPT SHAREHOLDERS. The IRS has ruled that amounts distributed as dividends by a REIT generally do not constitute unrelated business taxable income ("UBTI") when received by a tax-exempt entity. Based on that ruling, dividend income from COPT's shares of beneficial interest will not be UBTI to a tax-exempt shareholder, provided that the tax-exempt shareholder has not held its shares as "debt financed property" within the meaning of the Code and such shares are not otherwise used in a trade or business. Similarly, income from the sale of COPT's shares of beneficial interest will not constitute UBTI unless such tax-exempt shareholder has held such shares as "debt financed property" within the meaning of the Code or has used the shares in a trade or business.

   Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" will be treated as UBTI as to any trust which is described in Section 401(a) of the Code, is tax-exempt under Section 501(a) of the Code (a "qualified trust") and which holds more than 10% (by value) of the interests in the REIT. A REIT is a "pension held REIT" if (i) it would not have qualified as a REIT but for the application of a "look-through" exception to the 50% Limitation applicable to qualified trusts, and (ii) either (1) at least one such qualified trust holds more than 25% (by value) of the interests in the REIT, or
(2) one or more such qualified trusts, each of which owns more than 10% (by value) of the interests in the REIT, hold in the aggregate more than 50% (by value) of the interests in the REIT. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (i) the gross income (less direct expenses related thereto) of the REIT from unrelated trades or businesses (determined as if the REIT were a qualified trust) to (ii) the total gross income (less direct expenses related thereto) of the REIT. A de minimis exception applies where this percentage is less than 5% for any year. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the 50% Limitation without relying upon the "look-through" exception with respect to qualified trusts. As a result of certain limitations on transfer and ownership of COPT's shares of beneficial interest contained in the Charter, COPT does not expect to be classified as a "pension held REIT."

   TAXATION OF FOREIGN SHAREHOLDERS. The rules governing the United States Federal income taxation of the ownership and disposition of COPT's shares of beneficial interest by persons that are, for purposes of such taxation, nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex and no attempt will be made herein to provide more than a summary of such rules. PROSPECTIVE NON-U.S. SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE, AND LOCAL INCOME TAX LAWS WITH REGARD TO AN INVESTMENT IN COPT'S SHARES OF BENEFICIAL INTEREST, INCLUDING ANY REPORTING REQUIREMENTS, AS WELL AS THE TAX TREATMENT OF SUCH AN INVESTMENT UNDER THEIR HOME COUNTRY LAWS.

   In general, Non-U.S. Shareholders will be subject to regular United States Federal income taxation with respect to their investment in COPT's shares of beneficial interest in the same manner as a U.S. shareholder (i.e., at graduated rates on a net basis, after allowance of deductions) if such investment is "effectively connected" with the conduct by such Non-U.S. Shareholder of a trade or business in the United States. A Non-U.S. Shareholder that is a corporation and that receives income with respect to its investment in COPT's shares of beneficial interest that is (or is treated as) "effectively connected" with the conduct of a trade or business in the United States may also be subject to the 30% branch profits tax imposed under Section 884 of the Code, which is payable in addition to the regular United States corporate income tax. The following discussion addresses only the Federal income taxation of Non-U.S. Shareholders whose investment in COPT's shares of beneficial interest is not "effectively connected" with the conduct of a trade or business in the United States. Prospective investors whose investment in COPT's shares of beneficial interest may be "effectively connected" with the conduct of a United States trade or business should consult their own tax advisors as to the tax consequences thereof.

   Distributions that are not attributable to gain from sales or exchanges of United States real property interests and that are not designated by COPT as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of COPT's current or accumulated earnings and profits. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. Pursuant to the Final Regulations, dividends paid to an address in a country outside the United States will no longer be presumed to be paid to a resident of such country for purposes of determining the applicability of withholding discussed above and the availability of a reduced tax treaty rate. A Non-U.S. Shareholder who wishes to claim the benefit of an applicable treaty rate will now be required to satisfy certain certification and other requirements. Distributions that COPT makes in excess of its current and accumulated earnings and profits will not be taxable to a Non-U.S. Shareholder to the extent they do not exceed the adjusted basis of such Non-U.S. Shareholder's shares, but rather will reduce the adjusted basis of such shares (but not below zero). To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's shares, they will give rise to tax liability if such Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of shares, as described below.

   For withholding tax purposes, COPT is currently required to treat all distributions as if made out of its current or accumulated earnings and profits and thus intends to withhold at the rate of 30% (or a reduced treaty rate if applicable) on the amount of any distribution (other than distributions designated as capital gain dividends) made to a Non-U.S. Shareholder. Under the Final Regulations, generally effective for distributions on or after January 1, 2001, COPT would not be required to withhold at the 30% rate on distributions COPT reasonably estimates to be in excess of its current and accumulated earnings and profits. If it cannot be determined at the time a distribution is made whether such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to ordinary dividends. However, a Non-U.S. Shareholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of its current or accumulated earnings and profits, and the amount withheld exceeded the Non-U.S. Shareholder's United States tax liability, if any, with respect to the distribution.

   For any year in which COPT qualifies as a REIT, distributions that are attributable to gain from sales or exchanges of United States real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, these distributions are taxed to a Non-U.S. Shareholder as if such gain were effectively connected with the conduct of a United States trade or business. Non-U.S. Shareholders would thus be taxed at the normal capital gain rates applicable to domestic shareholders (subject to applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals), without regard as to whether such distributions are designated by COPT as capital gain dividends. Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder not entitled to treaty exemption. COPT is required by Treasury Regulations to withhold 35% of any distribution to a Non-U.S. Shareholder that could be designated as a capital gain dividend. This amount is creditable against the Non-U.S. Shareholder's FIRPTA tax liability.

   Gain recognized by a Non-U.S. Shareholder upon a sale of COPT's shares of beneficial interest generally will not be subject to United States taxation unless such shares constitute a "United States real property interest" within the meaning of FIRPTA. COPT's shares of beneficial interest will not constitute a "United States real property interest" so long as COPT is a "domestically controlled REIT." A "domestically controlled REIT" is generally a REIT in which at all times during a specified testing period less than 50% in value of its share was held directly or indirectly by Non-U.S. Shareholders. COPT believes that it will be a "domestically controlled REIT" and therefore, the sale of COPT's shares of beneficial interest will not be subject to taxation under FIRPTA. However, because COPT's shares of beneficial interest will be publicly traded, no assurance can be given that COPT will continue to be a "domestically controlled REIT." Notwithstanding the foregoing, gain from the sale or exchange of its shares not otherwise subject to FIRPTA generally will be taxable to a Non-U.S. Shareholder if the Non-U.S. Shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States. In such case, the nonresident alien individual will be subject to a 30% United States withholding tax on the amount of such individual's gain.

   If COPT does not qualify as or ceases to be a "domestically controlled REIT," whether gain arising from the sale or exchange by a Non-U.S. Shareholder of COPT's shares of beneficial interest would be subject to U.S. taxation under FIRPTA will depend on whether the shares are "regularly traded" (as defined in applicable Treasury Regulations) on an established securities market (such as the NYSE on which COPT's shares of beneficial interest are traded) and on the size of the selling Non-U.S. Shareholder's interest in COPT. If the gain on the sale of COPT's shares of beneficial interest were to be subject to tax under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as a domestic shareholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of foreign corporations), and the purchaser would be required to withhold and remit to the IRS 10% of the purchase price. In addition, if COPT is not a "domestically controlled REIT," distributions in excess of its current and accumulated earnings and profits would be subject to withholding at a rate of 10%.

   Dividends paid in the United States with respect to COPT's shares of beneficial interest, and proceeds from the sale of COPT's shares of beneficial interest, through a United States broker (or certain brokers having significant connections with the United States) may be subject to the information reporting requirements of the Code. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% unless such shareholder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a taxpayer identification number and certifies as to no loss of exemption, and otherwise complies with the applicable requirements of the backup withholding rules. Non-U.S. Shareholders are generally exempt from information reporting and backup withholding, but may be required to provide a properly completed Form W-8 or otherwise comply with applicable certification and identification procedures in order to prove their exemption. Any amount paid as backup withholding will be creditable against the Non-U.S. Shareholder's United States income tax liability.

   The Final Regulations, originally issued by the United States Treasury on October 6, 1997, affect the rules applicable to payments to foreign persons. In general, the Final Regulations do not alter the substantive withholding and information reporting requirements but unify current certification procedures and modify reliance standards. In addition, the Final Regulations also address certain issues relating to intermediary certification procedures designed to simplify compliance by withholding agents. The Final Regulations are generally effective for payments made on or after January 1, 2001, subject to certain transition rules. Prospective investors should consult their own tax advisors concerning the adoption of the Final Regulations and the potential effect on their ownership of COPT's shares of beneficial interest.

OTHER TAX CONSIDERATIONS

   EFFECT OF TAX STATUS OF THE OPERATING PARTNERSHIP ON REIT QUALIFICATION. All of COPT's investments are through the operating partnership. COPT believes that the operating partnership is properly treated as a partnership for tax purposes (and not as an association taxable as a corporation). If, however, the operating partnership were to be treated as an association taxable as a corporation, COPT would cease to qualify as a REIT. Furthermore, in such a situation, the operating partnership would be subject to corporate income taxes and COPT would not be able to deduct its share of any losses generated by the operating partnership in computing its taxable income.

   TAX ALLOCATIONS WITH RESPECT TO THE PROPERTIES. The operating partnership was formed, in part, by way of contributions of appreciated property. When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution (this difference is referred to as a "Book-Tax Difference"). The partnership agreement of the operating partnership requires allocations of income, gain, loss and deduction with respect to contributed Property to be made in a manner consistent with the special rules in Section 704(c) of the Code, and the regulations thereunder, which tend to eliminate the Book-Tax Differences with respect to the contributed Properties over the depreciable lives of the contributed Properties. However, because of certain technical limitations, the special allocation rules of Section 704(c) may not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed properties in the hands of the operating partnership could cause COPT to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to COPT if all properties were to have a tax basis equal to their fair market value at the time of acquisition. The foregoing principles also apply in determining its earnings and profits for purposes of determining the portion of distributions taxable as dividend income. The application of these rules over time may result in a higher portion of distributions being taxed as dividends than would have occurred had COPT purchased its interests in all properties at their agreed value.

   Treasury Regulations under Section 704(c) of the Code allow partnerships to use any reasonable method of accounting for Book-Tax Differences so that the contributing partner receives the tax benefits and burdens of any built-in gain or loss associated with the property. The operating partnership has determined to use the "traditional method" (which is specifically approved in the Treasury Regulations) for accounting for Book-Tax Differences with respect to the Contributed Properties.

   STATE AND LOCAL TAXES. COPT and its shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which COPT or they transact business or reside. The state and local tax treatment of us and its shareholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective shareholders should consult with their own tax advisors regarding the effect of state, local and other tax laws of any investment in COPT's shares of beneficial interest.

                              PLAN OF DISTRIBUTION

   We may sell the securities offered pursuant to this prospectus and the accompanying prospectus supplement to or through one or more underwriters or dealers or may sell the securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement. We may sell securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.

   Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We also may, from time to time, authorize dealers or agents to offer and sell these securities upon such terms and conditions as may be set forth in the applicable prospectus supplement. In connection with the sale of any of these securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for which they may act as agents.

   The Common Shares may also be sold in one or more of the following transactions: (a) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of such shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by any such broker-dealer as principal and resale by such broker-dealer for its own account pursuant to a prospectus supplement; (c) a special offering, an exchange distribution or a secondary distribution in accordance with applicable NYSE or other stock exchange rules; (d) ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers; (e) sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for such shares; and (f) sales in other ways not involving market markers or established trading markets, including direct sales to purchasers. In effecting sales, broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or other compensation from the selling shareholders in amounts to be negotiated immediately prior to the sale that will not exceed those customary in the types of transactions involved. Broker-dealers may also receive compensation from purchasers of the Common Shares which is not expected to exceed that customary in the types of transactions involved.

   Any underwriting compensation paid by us to underwriters or agents in connection with the offering of these securities, and any discounts or concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions.

   Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. Unless otherwise set forth in the accompanying prospectus supplement, the obligations of any underwriters to purchase any of these securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

   Underwriters, dealers and agents may engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business.

   In connection with the offering of the securities hereby, certain underwriters, and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the applicable securities. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the Securities and Exchange Commission (the "Commission") pursuant to which such persons may bid for or purchase securities for the purpose of stabilizing their market price. The underwriters in an offering of securities may also create a "short position" for their account by selling more securities in connection with the offering than they are committed to purchase from us. In such case, the underwriters could cover all or a portion of such short position by either purchasing securities in the open market following completion of the offering of such securities or by exercising any over-allotment option granted to them by us. In addition, the managing underwriter may impose "penalty bids" under contractual arrangements with other underwriters, which means that they can reclaim from an underwriter (or any selling group member participating in the offering) for the account of the other underwriters, the selling concession with respect to securities that are distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph or comparable transactions that are described in any accompanying prospectus supplement may result in the maintenance of the price of the securities at a level above that which might otherwise prevail in the open market. None of such transactions described in this paragraph or in an accompanying prospectus supplement are required to be taken by any underwriters and, if they are undertaken, may be discontinued at any time.

   The Common Shares are listed on the New York Stock Exchange under the symbol "OFC." The Series B Preferred Shares are listed on the New York Stock Exchange under the symbol "OFC Pr B". Any new series of preferred shares or warrants will be new issues of securities with no established trading market and may or may not be listed in a national securities exchange. Any underwriters or agents to or through which securities are sold by us may make a market in such securities, but such underwriters or agents will not be obligated to do so and any of them may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or trading market for any securities sold by us.

                                     EXPERTS

   The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                  LEGAL MATTERS

    The validity of the securities offered hereby are being passed upon for COPT by Morgan, Lewis & Bockius LLP. The opinion of counsel as described under the heading "Federal Income Tax Matters" is being rendered by Morgan, Lewis & Bockius LLP, which opinion is subject to various assumptions and is based on current tax law. Certain legal matters may be passed upon for any of the underwriters or agents by counsel named in the applicable prospectus supplement.

                       WHERE YOU CAN FIND MORE INFORMATION

   COPT has filed a registration statement on Form S-3 with the Securities and Exchange Commission in connection with this offering. In addition, COPT files annual, quarterly, and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy the registration statement and any other documents filed by COPT at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-

SEC-0330 for further information on the Public Reference Room. COPT's Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission's Internet site at http://www.sec.gov.

   This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. If a reference is made in this prospectus or any prospectus supplement to any contract or other document of COPT, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or document.

   The Securities and Exchange Commission allows COPT to "incorporate by reference" into this prospectus the information COPT files with the Commission, which means that COPT can disclose important information to you by referring you to those documents. Information incorporated by reference is part of this prospectus. Later information filed with the Securities and Exchange Commission will update and supersede this information.

   COPT incorporates in this prospectus by reference the Annual Report on Form 10-K for the year ended December 31, 1999, the Quarterly Report on Form 10-Q for the quarters ended March 31 and June 30, 2000, and any future filings made with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed.

   You may request a copy of these filings, at no cost, by contacting COPT, Vice President-Investor Relations, 8815 Centre Park Drive, Suite 400, Columbia, Maryland 21045, by telephone at 410-992-7324, by facsimile at 410-740-1174, or by e-mail at ir@copt.com.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

   The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table (all amounts except the registration fee are estimated):


       Registration fee -- Securities and Exchange
         Commission                                         $69,500
       Accountant's fees and expenses                        10,000
       Legal fees and expenses                               35,000
       Miscellaneous                                         20,000
                                                           --------
       TOTAL                                               $134,500
                                                           ========

   All expenses in connection with the issuance and distribution of the securities being offered shall be borne by COPT.

ITEM 15.  INDEMNIFICATION OF TRUSTEES AND OFFICERS.

   The Maryland REIT Law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Declaration of Trust contains such a provision limiting such liability to the maximum extent permitted by Maryland law.

   The Declaration of Trust authorizes COPT, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former Trustee or officer or (b) any individual who, while a Trustee of COPT and at the request of COPT, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer, partner, employee or agent of such entity from and against any claim or liability to which such person may become subject or which such person may incur by reason of service in such capacity. The Bylaws obligate COPT, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any present or former Trustee or officer who is made a party to the proceeding by reason of his or her service in that capacity or (ii) any such Trustee or officer who, at the request of COPT, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer, partner, employee or agent of such entity and who is made a party to the proceeding by reason of his service in that capacity against any claim or liability to which he may become subject by reason of his or her status as a present or former Trustee or officer of COPT. The Declaration of Trust and the Bylaws also permit COPT to provide indemnification to any person who served a predecessor of COPT in any of the capacities described above and to any employee or agent of COPT or a predecessor of COPT. The Bylaws require COPT to indemnify a Trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity.

   The Maryland REIT Law permits a Maryland real estate investment trust to indemnify, and to advance expenses to, its trustees and officers, to the same extent as permitted by the MGCL for Trustees and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former Trustees and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his or her good-faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met. Under the MGCL, rights to indemnification and expenses are nonexclusive, in that they need not be limited to those expressly provided by statute.

   The Maryland REIT Law and the Bylaws may permit indemnification for liabilities arising under the Securities Act or the Exchange Act. The Board of Trustees has been advised that, in the opinion of the Commission, indemnification for liabilities arising under the Securities Act or the Exchange Act is contrary to public policy and is therefore unenforceable, absent a decision to the contrary by a court of appropriate jurisdiction.

ITEM 16.  EXHIBITS.

EXHIBIT
NO.                                     DESCRIPTION

4.1 Form of certificate for the Registrant's Common Shares of Beneficial Interest, $0.01 par value per share (filed with the Registrant's Registration Statement on Form S-4 (Commission File No. 333-45649) and incorporated herein by reference.
4.2 Amended and Restated Declaration of Trust of Registrant (filed with the Registrant's Registration Statement on Form S-4 (Commission File No. 333-45649) and incorporated herein by reference).
4.3 Bylaws of Registrant (filed with the Registrant's Registration Statement on Form S-4 (Commission File No. 333-45649) and incorporated herein by reference).
4.4 Form of certificate for the Registrant's Common Shares of Beneficial Interest, $0.01 par value per share (filed with the Registrant's Registration Statement on Form S-4 (Commission File No. 333-45649) and incorporated herein by reference).
4.5 Articles Supplementary of Corporate Office Properties Trust Series A Convertible Preferred Shares, dated September 28, 1998 (filed with the Registrant's Current Report on Form 8-K on October 13, 1998 and incorporated herein by reference).
4.6.1 Second Amended and Restated Limited Partnership Agreement of the Operating Partnership dated December 7, 1999 (filed with the Registrant's 1999 Annual Report on Form 10-K on March 16, 2000 and incorporated herein by reference).
4.6.2 First Amendment to Second Amended and Restated Limited Partnership Agreement of the Operating Partnership, dated December 21, 1999 (filed with the Registrant's 1999 Annual Report on From 10-K on
           March 16, 2000 and incorporated herein by reference).
4.6.3 Second Amendment to Second Amended and Restated Limited Partnership Agreement of the Operating Partnership, dated December 21, 1999.
4.6.4 Third Amendment to Second Amended and Restated Limited Partnership Agreement of the Operating Partnership, dated September 29, 2000.
4.7 Articles Supplementary of Corporate Office Properties Trust Series B Convertible Preferred Shares, dated July 2, 1999 (filed with the Company's Current Report on From 8-K on July 7, 1999 and incorporated herein by reference).
4.8 Amended and Restated Registration Rights Agreement, dated March 16, 1998, for the benefit of certain shareholders of the Company (filed with Company's Quarterly Report on Form 10-Q (Commission File No. 001-14023) on August 12, 1998 and incorporated by reference).
5.1 Opinion of Morgan, Lewis & Bockius LLP regarding the legality of the securities being registered hereby (filed on February 22, 1999 with Pre-Effective Amendment No. 1 to this registration statement).
8.1        Opinion of Morgan, Lewis & Bockius LLP as to certain tax matters.
12.1       Registrant's Current Report on Form 8-K dated October 25, 2000.
21.1 Subsidiaries of Registrant (filed with the Registrant's 1999 Annual Report on Form 10-K and incorporated herein by reference).
23.1       Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).
23.2 Consent of PricewaterhouseCoopers LLP (filed with the Registrant's 1999 Annual Report on Form 10-K and incorporated herein by reference).
24.1       Powers of attorney (included on signature page to this amendment).

ITEM 17.  UNDERTAKINGS.

      (a)   The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and


                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;


                  PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.


      (b) The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Columbia, State of Maryland on November 1, 2000.

                                    CORPORATE OFFICE PROPERTIES TRUST


                                    By:   /s/ Randall M. Griffin
                                          --------------------------------------
                                    Name:  Randall M. Griffin
                                    Title: President and Chief Operating Officer


                                    By:   /s/ Roger A. Waesche, Jr.
                                          --------------------------------------
                                    Name:  Roger A. Waesche, Jr.
                                    Title: Senior Vice President and
                                           Chief Financial Officer

   KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned officers and Trustees of Corporate Office Properties Trust hereby severally constitute Randall M. Griffin and Roger A. Waesche, Jr., and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, and any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and generally to do all such things in our names and in our capacities as officers and Trustees to enable Corporate Office Properties Trust to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.


                 SIGNATURE                                            CAPACITY                                     DATE


/s/ Jay H. Shidler                           Chairman of the Board and Trustee                            November 1, 2000
-------------------------------------------
Jay H. Shidler


/s/ Clay W. Hamlin, III                      Chief Executive Officer and Trustee                          November 1, 2000
-------------------------------------------
Clay W. Hamlin, III


/s/ Randall M. Griffin                       President and Chief Operating Officer
-------------------------------------------  (Principal Executive Officer)                                November 1, 2000
Randall M. Griffin


/s/ Roger A. Waesche, Jr.                    Senior Vice President and Chief Financial Officer            November 1, 2000
-------------------------------------------  (Principal Accounting and Financial Officer)
Roger A. Waesche, Jr.


/s/ Kenneth D. Wethe                         Trustee                                                      November 1, 2000
-------------------------------------------
Kenneth D. Wethe


/s/ Robert L. Denton                         Trustee                                                      November 1, 2000
-------------------------------------------
Robert L. Denton


/s/ Kenneth S. Sweet, Jr.                    Trustee                                                      November 1, 2000
-------------------------------------------
Kenneth S. Sweet, Jr.


/s/ Steven D. Kesler                         Trustee                                                      November 1, 2000
-------------------------------------------
Steven D. Kesler


/s/ Edward A. Crooke                         Trustee                                                      November 1, 2000
-------------------------------------------
Edward A. Crooke